File No. 812-15284

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

APPLICATION FOR AN ORDER TO AMEND A PRIOR ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 TO PERMIT CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-l UNDER THE INVESTMENT COMPANY ACT OF 1940

Oaktree Strategic Income, LLC, Oaktree Strategic Credit Fund, Oaktree Specialty Lending Corporation, Oaktree Gardens OLP, LLC, Oaktree Capital Management, L.P., Oaktree Fund Advisors, LLC, Oaktree Capital Management (UK) LLP, Oaktree Capital Management (Europe) LLP, Oaktree Capital Management (International) Limited, LFE European Asset Management S.à r.l., Oaktree High Yield Bond Fund, L.P., Oaktree High Yield Fund II, L.P., Oaktree Expanded High Yield Fund, L.P., Oaktree Global High Yield Bond Fund, L.P., Oaktree European High Yield Fund, L.P., Oaktree Senior Loan Fund, L.P., Oaktree Enhanced Income Fund III, L.P., Oaktree Enhanced Income Fund III (Parallel), L.P., Oaktree CLO 2014-1 Ltd., Oaktree CLO 2014-2 Ltd., Oaktree CLO 2015-1 Ltd., Oaktree CLO 2018-1 Ltd., Oaktree CLO 2019-1 Ltd., Oaktree CLO 2019-2 Ltd., Oaktree CLO 2019-3 Ltd., Oaktree CLO 2019-4 Ltd., Oaktree CLO 2020-1 Ltd., Oaktree CLO 2021-1, Ltd., Oaktree CLO 2021-2, Ltd., Oaktree CLO 2022-1, Ltd., Oaktree CLO 2022-2, Ltd., Oaktree CLO 2022-3, Ltd., Oaktree CLO 2023-1, Ltd., Oaktree CLO 2023-2, Ltd., Oaktree CLO Equity Fund I, L.P., Oaktree Strategic Credit Fund A, L.P., Oaktree Strategic Credit Fund B, L.P., Ace Strategic Credit Holdings (Cayman), L.P., Exelon Strategic Credit Holdings, LLC, Oaktree-Minn Strategic Credit, LLC, INPRS Strategic Credit Holdings, LLC, Oaktree-NGP Strategic Credit, LLC, Oaktree-TBMR Strategic Credit Fund, LLC, Oaktree-TBMR Strategic Credit Fund C, LLC, Oaktree-TBMR Strategic Credit Fund F, LLC, Oaktree-TBMR Strategic Credit Fund G, LLC, Oaktree-TCDRS Strategic Credit, LLC, Oaktree-TSE 16 Strategic Credit, LLC, Oaktree AZ Strategic Lending Fund, L.P., Oaktree Jalapeno Investment Fund, L.P., Oaktree PRE Life Sciences Fund, L.P., Oaktree PRE Life Sciences AIF, L.P., Oaktree Life Sciences Lending Fund, L.P., Oaktree Life Sciences Lending Fund (Parallel), L.P., Oaktree Life Sciences Lending Fund (Parallel 2), L.P., Oaktree Life Sciences Lending Fund, SCSp, Oaktree Life Sciences Lending Fund (Parallel), SCSp, Oaktree Loan Acquisition Fund, L.P., INPRS Emerging Markets Total Return Holdings, LLC, Investin Pro RED Holdings, LLC, Investin Pro RED Holdings S.à.r.l., Oaktree Gilead Investment Fund, L.P., Oaktree Gilead Investment Fund AIF (Delaware), L.P., Oaktree Direct Lending Fund, L.P., Oaktree Direct Lending Fund Unlevered, L.P., Oaktree Direct Lending Fund (Parallel), L.P., Oaktree Direct Lending Fund Unlevered (Parallel), L.P., Oaktree Debt Acquisition Fund (Parallel 2), L.P., Oaktree Direct Lending Fund, SCSp, Oaktree Alpha Credit Fund, L.P., Oaktree Mezzanine Fund IV, L.P., Oaktree Mezzanine Fund V, L.P., Oaktree Mezzanine Fund V (Parallel), SCSp, Oaktree SBIC Fund, L.P., Oaktree Middle-Market Direct Lending Fund, L.P., Oaktree Middle-Market Direct Lending Unlevered Fund, L.P., Oaktree Middle-Market Direct Lending Fund (Parallel), L.P., Oaktree Middle-Market Direct Lending Unlevered Fund (Parallel), L.P., Oaktree Middle-Market Direct Lending Fund (Parallel 2), L.P., Oaktree European Capital Solutions Fund (Parallel), L.P., Oaktree European Capital Solutions Fund, L.P., Oaktree European Capital Solutions Fund II, L.P., Oaktree European Capital Solutions Fund II, SCSp, Oaktree European Capital Solutions Fund, SCSp-RAIF, Oaktree European Capital Solutions Fund III, L.P., Oaktree European Capital Solutions Fund III, SCSp, Oaktree Mercury Investment Fund, L.P., Oaktree European Special Situations Fund, L.P., Oaktree Maritime and Transportation Fund, L.P., Oaktree Emerging Markets Debt Total Return Fund, L.P., Oaktree Boulder Investment Fund, L.P., Oaktree Epsilon Investment Fund, L.P., Oaktree Opportunities Fund X, L.P., Oaktree Opportunities Fund X (Parallel), L.P., Oaktree Opportunities Fund X (Parallel 2), L.P., Oaktree Opportunities Fund Xb, L.P., Oaktree Opportunities Fund Xb (Parallel), L.P., Oaktree Opportunities Fund Xb (Parallel 2), L.P., Oaktree Opportunities Fund XI, L.P., Oaktree Opportunities Fund XI (Parallel), L.P., Oaktree Opportunities Fund XI (Parallel 2), SCSP, Oaktree Opportunities Fund XI (Parallel 3), L.P., Oaktree Latigo Investment Fund, L.P., Oaktree Opportunities Fund XII, L.P., Oaktree Opportunities Fund XII (Parallel), L.P., Oaktree Opportunities Fund XII (Parallel 2), SCSp, Oaktree Opportunities Fund XII (Parallel 3), L.P., Oaktree Opportunities Fund XII (Parallel 4), SCSp, Oaktree Huntington Investment Fund II, L.P., Oaktree Cascade Investment Fund I, L.P., Oaktree Cascade Investment Fund II, L.P., Oaktree Cascade Investment Fund III, L.P., Oaktree Value Opportunities Fund, L.P., Oaktree Phoenix Investment Fund, L.P., Oaktree Glacier Investment Fund, L.P., Oaktree TX Emerging Market Opportunities Fund, L.P., Oaktree Emerging Market Opportunities Fund, L.P., Oaktree Glacier Investment Fund II, L.P., Oaktree Moraine Co-Investment Fund, L.P., Oaktree Emerging Markets Opportunities Fund II, L.P., Oaktree FF Emerging Markets Opportunities Fund, L.P., Oaktree Oasis Investment Fund, L.P., Oaktree Special Situations Fund, L.P., Oaktree Special Situations Fund II, L.P., OCM Avalon Co-Investment Fund, L.P., Oaktree Avalon Co-Investment Fund II, L.P., Oaktree Star Investment Fund II, L.P., Oaktree Special Situations Fund III, L.P., Oaktree Special Situations Fund III (Parallel 2), SCSp, Oaktree European Principal Fund IV, L.P., Oaktree European Principal Fund IV, S.C.S., Oaktree Power Opportunities Fund IV, L.P., Oaktree Power Opportunities Fund IV (Parallel), L.P., Oaktree European Principal Fund V,

L.P., Oaktree European Principal Fund V, SCSp, Oaktree Power Opportunities Fund V, L.P., Oaktree Power Opportunities Fund V (Parallel), L.P., Oaktree Power Opportunities Fund VI, L.P., Oaktree Power Opportunities Fund VI (Parallel 3), L.P., Oaktree Transportation Infrastructure Fund, L.P., Oaktree Transportation Infrastructure Fund (Parallel), L.P., Oaktree Transportation Infrastructure Fund (Parallel 2), L.P., Oaktree Transportation Infrastructure Fund (Parallel 3), L.P., Oaktree Transportation Infrastructure Capital Partners, L.P., Oaktree Transportation Infrastructure Capital Partners (Parallel), L.P., Oaktree Transportation Infrastructure Capital Partners (Parallel 2), L.P., Oaktree Baltimore Investment Fund, L.P., Oaktree TICP Managed Co-Investment Fund, L.P., Oaktree Ports America Capital Partners, L.P., Oaktree Real Estate Opportunities Fund VII, L.P., Oaktree Real Estate Opportunities Fund VII (Parallel), L.P., Oaktree Real Estate Opportunities Fund VII (Parallel 2), L.P., Oaktree Real Estate Opportunities Fund VII (Parallel 3), L.P., Oaktree Real Estate Opportunities Fund VII (Parallel 4), L.P., Oaktree Real Estate Opportunities Fund VIII, L.P., Oaktree Real Estate Opportunities Fund VIII (Parallel), L.P., Oaktree Real Estate Opportunities Fund VIII (Parallel), S.C.Sp, Oaktree Real Estate Opportunities Fund VIII (Parallel) 2, L.P., Oaktree Real Estate Opportunities Fund VIII (Parallel) 3, L.P., Oaktree Real Estate Opportunities Fund VIII (Parallel) 4, L.P., Oaktree Real Estate Opportunities Fund VIII (Parallel) 5, L.P., Oaktree Real Estate Opportunities Fund VIII (Parallel) 6, L.P., Oaktree Real Estate Opportunities Fund IX, L.P., Oaktree Pinnacle Investment Fund, L.P., Oaktree Real Estate Debt Fund II, L.P., Oaktree Real Estate Debt Fund II (Parallel), L.P., Oaktree Real Estate Debt Fund III, L.P., Oaktree Real Estate Debt Fund III (Lux), S.C.Sp, Oaktree Real Estate Debt Fund III (Parallel), L.P., Oaktree Real Estate Debt Fund IV, L.P., Oaktree-TSE 16 Real Estate Debt, LLC, Oaktree (Lux.) FS S.C.SP. SICAV RAIF, Oaktree Patriot Investment Fund, L.P., Tirro Fund, L.P., Oaktree Real Estate Income Fund, L.P., Oaktree Real Estate Income Fund (Parallel), L.P., Oaktree Real Estate Income Fund (Parallel II), L.P., Oaktree Real Estate Income Fund (Parallel III), L.P., Oaktree Emerging Markets Equity Fund, L.P., Oaktree Value Equity Fund, L.P., Oaktree Private Investment Fund IV, L.P., Oaktree-Forrest Multi-Strategy, LLC, Oaktree TT Multi-Strategy Fund, L.P., Oaktree Global Credit Fund, L.P., Oaktree GC Super Fund, L.P., Oaktree Huntington-GCF Investment Fund, L.P., Oaktree Huntington-GCF Investment Fund (Direct Lending AIF), L.P., Oaktree Absolute Return Income Fund, L.P., Oaktree Global Credit Plus Fund, L.P., Oaktree Broadgate Multi-Strategy Fund, L.P., Oaktree Route 66 Multi-Strategy Fund, L.P., Oaktree Emerging Market Debt Fund, L.P.

333 South Grand Ave., 28th Floor

Los Angeles, CA 90071

All Communications, Notices and Orders to:

Mary Gallegly

Managing Director

Oaktree Capital Management, L.P.

333 South Grand Ave., 28th Floor

Los Angeles, CA 90071

(213) 356-3521

Copies to:

William G. Farrar, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-4940

November 7, 2023

I.	INTRODUCTION

The Applicants (defined below) hereby request an order (the “Order”) from the U.S. Securities and Exchange Commission (the “Commission”) to amend the prior order issued to Oaktree Strategic Income II, Inc., et. al. (File No. 812-15156) (August 31, 2020) (application). Pursuant to Sections 17(d) and Section 57(i) of the Investment Company Act of 1940 (the “1940 Act”), and Rule 17d-1 promulgated under the 1940 Act (the “Prior Order”), authorizing certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4).1

OSCF, OCSL, OLPG, the Existing Proprietary Accounts, the Existing Advisers and the Existing Affiliated Funds (each as defined below) may be referred to herein as the “Applicants.”

Except as stated herein, defined terms used in this application (the “Application”) for an amended order have the same meanings provided in the application for the Prior Order (the “Prior Application”).

The Prior Order permits one or more Regulated Funds and Affiliated Funds to participate in the same investment opportunities where such participation would otherwise be prohibited under Sections 17(d) and 57(a)(4) and the rules under the 1940 Act. All Applicants are eligible to rely on the Prior Order.

All entities as of the date of submission of this Application that currently intend to rely on the requested Order have been named as Applicants. Any other existing or future entity that relies on the order in the future will comply with the terms and conditions of this Application.

II.	APPLICANTS

•	Oaktree Strategic Credit Fund (“OSCF”), a closed-end Delaware statutory trust that has elected to be regulated as a BDC (defined below);

•	Oaktree Specialty Lending Corporation (“OCSL”), a closed-end Delaware corporation that has elected to be regulated as a BDC;

•	Oaktree Gardens OLP, LLC (“OLPG”), a closed-end limited liability company that has elected to be regulated as a BDC;

•	Oaktree Fund Advisors, LLC (“OFA LLC”), an investment adviser registered under the Investment Advisers Act of 1940 (the “Advisers Act”), and the investment adviser for OSCF, OCSL and OLPG;

•	Oaktree Capital Management, L.P. (“OCM LP”), an investment adviser registered under the Advisers Act;

•

Oaktree Capital Management (UK) LLP (“OCM UK”) and Oaktree Capital Management (Europe) LLP (“OCM Europe”), each a United Kingdom limited liability partnership regulated by the Financial Conduct Authority (the “FCA”), Oaktree Capital Management (International) Limited (“OCM International”), a United Kingdom corporation regulated by the FCA and LFE European Asset Management S.à r.l., a Luxembourg alternative investment fund manager (“LFE EAM”); together with OFA LLC and OCM LP, the “Existing Advisers”);

•	The Oaktree Proprietary Accounts identified in Appendix A, which hold financial assets in a principal capacity (the “Existing Proprietary Accounts”); and

•

The investment vehicles identified in Appendix A, each of which is a separate and distinct legal entity and each of which would be an investment company but for Section 3(c)(1), 3(c)(5)(C) or 3(c)(7) of the Act (the “Existing Affiliated Funds”; together with OSCF, OCSL, OLPG, OFA LLC, OCM LP, OCM UK, OCM Europe, OCM International, LFE EAM and the Existing Proprietary Accounts, the “Applicants”).

The Regulated Funds and the Affiliated Funds may be under common control. Any of the Affiliated Funds or the Advisers would be deemed to be a person identified in Section 57(b) of the 1940 Act if it is an affiliated person of OFA LLC within the meaning of Section 2(a)(3)(C), thus requiring exemptive relief for certain co-investments with the Regulated Funds.

[1]	Unless otherwise indicated, all section and rule references are to sections of, and rules under, the 1940 Act.

III.	APPLICANTS’ PROPOSAL

Applicants Seek to Update the Definition of “Follow-On Investment”

On April 8, 2020 the SEC announced that it would provide temporary, conditional exemptive relief (the “Temporary Relief”) for business development companies that would permit business development companies with effective co-investment orders to participate in Follow-On Investments with an Affiliated Fund that is not already invested in the issuer.2

In issuing the Temporary Relief, the Commission found that in light of the effects of COVID-19 permitting these types of Follow-On Investments was “necessary and appropriate in the public interest and consistent with the protection of investors and the purposes fairly intended by the policy and provisions of the [1940 Act].”3 The Temporary Relief did not permit Follow-On Investments by Regulated Funds that were not already invested in the issuer.

Applicants seek an amendment to the Prior Order in order to update the definition of “Follow-On Investment” to be consistent with the Temporary Relief. The amended definition would read as follows:

“Follow-On Investment” means:(i) with respect to a Regulated Fund, an additional investment in the same issuer in which the Regulated Fund is currently invested; or (ii) with respect to an Affiliated Fund, (X) an additional investment in the same issuer in which the Affiliated Fund and at least one Regulated Fund are currently invested; or (Y) an investment in an issuer in which at least one Regulated Fund is currently invested but in which the Affiliated Fund does not currently have an investment. An investment in an issuer includes, but is not limited to, the exercise of warrants, conversion privileges or other rights to purchase securities of the issuer.

Applicants believe that this update will simply incorporate the terms of the Temporary Relief into the Prior Order and that the findings made by the Commission with respect to the Temporary Relief are equally applicable to the proposed Order and do not raise new policy concerns.

The Applicants submit that the analysis in Section III, “Order Requested” and Section IV, “Statement in Support of Relief Requested,” of the Prior Application is equally applicable to this Application, which differs only from the Prior Application in so far as the definition of Follow-On Investment has been updated to be consistent with the Temporary Relief.

IV.	REQUESTED RELIEF

Accordingly, the Applicants respectfully request that the Commission grant an Order amending the Prior Order. The Applicants are seeking to amend the definition of “Follow-On Investment” in the Prior Order in order that certain Affiliated Funds may participate in Follow-On Investments under the Order consistent with the terms of the Temporary Relief.

For the reasons stated herein, Applicants believe that:

•

With respect to the relief pursuant to Sections 17(d) and 57(i) and Rule 17d-1, the relief continues to be appropriate in the public interest and consistent with the protection of investors, and the Regulated Funds’ participation in Co-Investment Transactions will be consistent with the provisions, policies, and purposes of the 1940 Act and on a basis that is not different from or less advantageous than that of other participants.

V.	REPRESENTATIONS AND CONDITIONS

Applicants agree that any Order of the Commission granting the requested relief will be subject to all of the representations and conditions in the Prior Order, except that the definition of Follow-On Investment has been revised as set forth in this Application.4

[2]

Order under Sections 6(c), 17(d), 38(a), and 57(i) of the Investment Company Act of 1940 and Rule 17d-1 Thereunder Granting Exemptions from Specified Provisions of the Investment Company Act and Certain Rules Thereunder, Rel. No. IC-33837 (Apr. 8, 2020) (extension granted on January 5, 2021 and further extension granted on April 22, 2021).

[3]	Id. at 2.
[4]

Any and all references to an Affiliated Fund needing to be invested in an issuer as a required precedent for a Follow-On Investment would be struck as a result of the Order. The requested relief would not permit a Follow-On Investment by Regulated Funds that are not already invested in the issuer.

V.	PROCEDURAL MATTERS

A. Communications

Please address all communications concerning this Applications and the Notice and Order to the following:

Mary Gallegly

Managing Director

Oaktree Capital Management, L.P.

333 South Grand Ave., 28th Floor

Los Angeles, CA 90071

(213) 356-3521

Please address any questions, and a copy of any communications, concerning this Application, Notice and Order to the following:

William G. Farrar, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-4000

B. Authorization

Applicants file this Application in accordance with Rule 0-2 under the Act. Pursuant to Rule 0-2(f) under the Act, Applicants state that their address is indicated on the cover page of this Application. Applicants further request that all communications concerning this Application should be directed and copied to the persons listed on the cover page of the Application.

Pursuant to Rule 0-2(c), Applicants hereby state that each of OCSL, OSCF and OLPG, by resolution duly adopted by their respective Boards (attached hereto as Appendix B, Appendix C and Appendix D, respectively), has authorized its officers to cause to be prepared and to execute and file with the Commission this Application and any amendment thereto under Section 57(i) of the 1940 Act and Rule 17d-1 under the 1940 Act, for an amendment to an order authorizing certain joint transactions that may otherwise be prohibited under Section 57(a)(4) of such Act. Each person executing the Application says that he or she has duly executed the Application for and on behalf of the named Applicant, that he or she is authorized to execute the Application pursuant to the terms of an operating agreement, management agreement or other organizational document; and that all actions by members, trustees or other bodies necessary to authorize each such deponent to execute and file the Application have been taken.

Applicants also have attached the verifications required by Rule 0-2(d) under the Act.

In accordance with Rule 0-5 under the Act, Applicants request that the Commission issue the requested Amended Order without holding a hearing.

All requirements for the execution and filing of this Application in the name and on behalf of each Applicant by the undersigned have been complied with and the undersigned is fully authorized to do so and has duly executed this Application as of this 7th day of November, 2023.

OAKTREE STRATEGIC INCOME, LLC

BY:	OAKTREE FUND GP IIA, LLC
ITS:	MANAGER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE SPECIALTY LENDING CORPORATION
OAKTREE STRATEGIC CREDIT FUND
OAKTREE GARDENS OLP, LLC

BY:	OAKTREE FUND ADVISORS, LLC
ITS:	INVESTMENT ADVISER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE CAPITAL MANAGEMENT, L.P.
OAKTREE FUND ADVISORS, LLC

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE CAPITAL MANAGEMENT (UK) LLP

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Jeffrey Joseph
Name:	Jeffrey Joseph
Title:	Managing Director

OAKTREE CAPITAL MANAGEMENT (EUROPE) LLP
OAKTREE CAPITAL MANAGEMENT (INTERNATIONAL) LIMITED

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Christopher Cartwright
Name:	Christopher Cartwright
Title:	Managing Director

LFE EUROPEAN ASSET MANAGEMENT S.À R.L.

By:	/s/ Nicolas Puissant
Name:	Nicolas Puissant
Title:	Manager

By:	/s/ Carolina Parisi
Name:	Carolina Parisi
Title:	Manager

OAKTREE HIGH YIELD BOND FUND, L.P.

BY:	OAKTREE HIGH YIELD BOND FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE HIGH YIELD FUND II, L.P.

BY:	OAKTREE FUND GP II, L.P.
ITS:	GENERAL PARTNER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE EXPANDED HIGH YIELD FUND, L.P.

BY:	OAKTREE FUND GP II, L.P.
ITS:	GENERAL PARTNER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE GLOBAL HIGH YIELD BOND FUND, L.P.

BY:	OAKTREE GLOBAL HIGH YIELD BOND FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE EUROPEAN HIGH YIELD FUND, L.P.

BY:	OAKTREE FUND GP II, L.P.
ITS:	GENERAL PARTNER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE SENIOR LOAN FUND, L.P.

BY:	OAKTREE SENIOR LOAN FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

10

OAKTREE ENHANCED INCOME FUND III, L.P.

BY:	OAKTREE ENHANCED INCOME FUND III GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE ENHANCED INCOME FUND III (PARALLEL), L.P.

BY:	OAKTREE ENHANCED INCOME FUND III GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Vice President

OAKTREE CLO 2014-1 LTD.
OAKTREE CLO 2014-2 LTD.
OAKTREE CLO 2018-1 LTD.
OAKTREE CLO 2019-1 LTD.
OAKTREE CLO 2019-2 LTD.
OAKTREE CLO 2019-3 LTD.

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	COLLATERAL MANAGER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE CLO 2015-1 LTD.

BY:	OAKTREE CLO RR HOLDER, LLC
ITS:	COLLATERAL MANAGER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	NON-MEMBER MANAGER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE CLO 2019-4 LTD.
OAKTREE CLO 2020-1 LTD.
OAKTREE CLO 2021-1, LTD.
OAKTREE CLO 2021-2, LTD.
OAKTREE CLO 2022-1, LTD.
OAKTREE CLO 2022-2, LTD.
OAKTREE CLO 2022-3, LTD.
OAKTREE CLO 2023-1, LTD.
OAKTREE CLO 2023-2, LTD.

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	COLLATERAL MANAGER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE CLO EQUITY FUND I, L.P.

BY:	OAKTREE CLO EQUITY GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE CLO EQUITY FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE STRATEGIC CREDIT FUND A, L.P.

BY:	OAKTREE STRATEGIC CREDIT FUND A GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE STRATEGIC CREDIT FUND B, L.P.

BY:	OAKTREE STRATEGIC CREDIT FUND B GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

ACE STRATEGIC CREDIT HOLDINGS (CAYMAN), L.P.

BY:	OAKTREE FUND GP 2A LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

EXELON STRATEGIC CREDIT HOLDINGS, LLC
OAKTREE-FORREST MULTI-STRATEGY, LLC
OAKTREE-MINN STRATEGIC CREDIT, LLC
INPRS STRATEGIC CREDIT HOLDINGS, LLC
OAKTREE-NGP STRATEGIC CREDIT, LLC
OAKTREE-TBMR STRATEGIC CREDIT FUND, LLC
OAKTREE-TBMR STRATEGIC CREDIT FUND C, LLC
OAKTREE-TBMR STRATEGIC CREDIT FUND F, LLC
OAKTREE-TBMR STRATEGIC CREDIT FUND G, LLC
OAKTREE-TCDRS STRATEGIC CREDIT, LLC
OAKTREE-TSE 16 STRATEGIC CREDIT, LLC

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	MANAGER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Vice President

OAKTREE AZ STRATEGIC LENDING FUND, L.P.

BY:	OAKTREE AZ STRATEGIC LENDING FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE JALAPENO INVESTMENT FUND, L.P.

BY:	OAKTREE JALAPENO INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE PRE LIFE SCIENCES FUND, L.P.

BY:	OAKTREE PRE LIFE SCIENCES FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE PRE LIFE SCIENCES AIF, L.P.

BY:	OAKTREE PRE LIFE SCIENCES FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE LIFE SCIENCES LENDING FUND, L.P.

BY:	OAKTREE LIFE SCIENCES LENDING FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE LIFE SCIENCES LENDING FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE LIFE SCIENCES LENDING FUND (PARALLEL), L.P.

BY:	OAKTREE LIFE SCIENCES LENDING FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE LIFE SCIENCES LENDING FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE LIFE SCIENCES LENDING FUND (PARALLEL 2), L.P.

BY:	OAKTREE LIFE SCIENCES LENDING FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE LIFE SCIENCES LENDING FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE LIFE SCIENCES LENDING FUND, SCSP

BY:	OAKTREE LIFE SCIENCES LENDING FUND GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager (gérant)

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager (gérant)

OAKTREE LIFE SCIENCES LENDING FUND (PARALLEL), SCSP

BY:	OAKTREE LIFE SCIENCES LENDING FUND GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager (gérant)

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager (gérant)

OAKTREE LOAN ACQUISITION FUND, L.P.

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

INPRS EMERGING MARKETS TOTAL RETURN HOLDINGS, LLC

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	MANAGER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Vice President

INVESTIN PRO RED HOLDINGS, LLC

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	MANAGER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

INVESTIN PRO RED HOLDINGS S.À.R.L.

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Mark Hulbert
Name:	Mark Hulbert
Title:	Manager

OAKTREE GILEAD INVESTMENT FUND, L.P.

BY:	OAKTREE GILEAD INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE GILEAD INVESTMENT FUND AIF (DELAWARE), L.P.

BY:	OAKTREE FUND AIF SERIES, L.P. – SERIES T
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP AIF, LLC
ITS:	MANAGING MEMBER

BY:	OAKTREE FUND GP III, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE DIRECT LENDING FUND, L.P.

BY:	OAKTREE DIRECT LENDING FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE DIRECT LENDING FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE DIRECT LENDING FUND UNLEVERED, L.P.

BY:	OAKTREE DIRECT LENDING FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE DIRECT LENDING FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE DIRECT LENDING FUND (PARALLEL), L.P.

BY:	OAKTREE DIRECT LENDING FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE DIRECT LENDING FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE DIRECT LENDING FUND UNLEVERED (PARALLEL), L.P.

BY:	OAKTREE DIRECT LENDING FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE DIRECT LENDING FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE DEBT ACQUISITION FUND (PARALLEL 2), L.P.

BY:	OAKTREE DIRECT LENDING FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE DIRECT LENDING FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE DIRECT LENDING FUND, SCSP

BY:	OAKTREE DIRECT LENDING FUND GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager

OAKTREE ALPHA CREDIT FUND, L.P.

BY:	OAKTREE ALPHA CREDIT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE ALPHA CREDIT FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE MEZZANINE FUND IV, L.P.

BY:	OAKTREE MEZZANINE FUND IV GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE MEZZANINE FUND V, L.P.

BY:	OAKTREE MEZZANINE FUND V GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE MEZZANINE FUND V (PARALLEL), SCSP

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager (gérant)

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager (gérant)

OAKTREE SBIC FUND, L.P.

BY:	OAKTREE SBIC FUND GP, LLC
ITS:	GENERAL PARTNER

By:	/s/ Raj Makam
Name:	Raj Makam
Title:	Manager

By:	/s/ Christina Lee
Name:	Christina Lee
Title:	Manager

OAKTREE MIDDLE-MARKET DIRECT LENDING FUND, L.P.

BY:	OAKTREE MIDDLE-MARKET DIRECT LENDING GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE MIDDLE-MARKET DIRECT LENDING UNLEVERED FUND, L.P.

BY:	OAKTREE MIDDLE-MARKET DIRECT LENDING GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE MIDDLE-MARKET DIRECT LENDING FUND (PARALLEL), L.P.

BY:	OAKTREE MIDDLE-MARKET DIRECT LENDING GP (PARALLEL), LTD.
ITS:	GENERAL PARTNER

By:	/s/ Dominic Keenan
Name:	Dominic Keenan
Title:	Director

By:	/s/ Kasey Choi
Name:	Kasey Choi
Title:	Authorized Signatory

OAKTREE MIDDLE-MARKET DIRECT LENDING UNLEVERED FUND (PARALLEL), L.P.

BY:	OAKTREE MIDDLE-MARKET DIRECT LENDING GP (PARALLEL), LTD.
ITS:	GENERAL PARTNER

By:	/s/ Dominic Keenan
Name:	Dominic Keenan
Title:	Director

By:	/s/ Kasey Choi
Name:	Kasey Choi
Title:	Authorized Signatory

OAKTREE MIDDLE-MARKET DIRECT LENDING FUND (PARALLEL 2), L.P.

BY:	OAKTREE MIDDLE-MARKET DIRECT LENDING GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND (PARALLEL), L.P.

BY:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND, L.P.

BY:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND II, L.P.

BY:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND II GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND II GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND II, SCSP

By:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND II GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Nicolas Puisasant
Name:	Nicolas Puissant
Title:	Manager

OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND, SCSP-RAIF

By:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND II GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Nicolas Puissant
Name:	Nicolas Puissant
Title:	Manager

OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND III, L.P.

BY:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND III GP L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND III GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND III SCSP

BY:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND III GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Nicolas Puissant
Name:	Nicolas Puissant
Title:	Manager

OAKTREE MERCURY INVESTMENT FUND, L.P.

BY:	OAKTREE MERCURY INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE MERCURY INVESTMENT FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE EUROPEAN SPECIAL SITUATIONS FUND, L.P.

BY:	OAKTREE EUROPEAN SPECIAL SITUATIONS FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EUROPEAN SPECIAL SITUATIONS FUND GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE MARITIME AND TRANSPORATION FUND, L.P.

BY:	OAKTREE DESERT SKY INVESTMENT FUND II GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE EMERGING MARKETS DEBT TOTAL RETURN FUND, L.P.

BY:	OAKTREE EMERGING MARKETS DEBT TOTAL RETURN FUND GP, L.P.

ITS:	GENERAL PARTNER

BY:	OAKTREE EMERGING MARKETS DEBT TOTAL RETURN FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE BOULDER INVESTMENT FUND, L.P.

BY:	OAKTREE BOULDER INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE EPSILON INVESTMENT FUND, L.P.

BY:	OAKTREE EPSILON INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EPSILON INVESTMENT FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND X, L.P.

BY:	OAKTREE OPPORTUNITIES FUND X GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND X GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND X (PARALLEL), L.P.

BY:	OAKTREE OPPORTUNITIES FUND X GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND X GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND X (PARALLEL 2), L.P.

BY:	OAKTREE OPPORTUNITIES FUND X GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND X GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XB, L.P.

BY:	OAKTREE OPPORTUNITIES FUND XB GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XB GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XB (PARALLEL), L.P.

BY:	OAKTREE OPPORTUNITIES FUND XB GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XB GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XB (PARALLEL 2), L.P.

BY:	OAKTREE OPPORTUNITIES FUND XB GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XB GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XI, L.P.

BY:	OAKTREE OPPORTUNITIES FUND XI GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XI GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XI (PARALLEL), L.P.

BY:	OAKTREE OPPORTUNITIES FUND XI GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XI GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XI (PARALLEL 2), SCSP

BY:	OAKTREE OPPORTUNITIES FUND XI GP S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager (gérant)

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager (gérant)

OAKTREE OPPORTUNITIES FUND XI (PARALLEL 3), L.P.

BY:	OAKTREE OPPORTUNITIES FUND XI GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XI GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE LATIGO INVESTMENT FUND, L.P.

BY:	OAKTREE LATIGO INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE OPPORTUNITIES FUND XII, L.P.

BY:	OAKTREE OPPORTUNITIES FUND XII GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XII GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XII (PARALLEL), L.P.

BY:	OAKTREE OPPORTUNITIES FUND XII GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XII GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XII (PARALLEL 2), SCSP

BY:	OAKTREE OPPORTUNITIES FUND XII GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager

OAKTREE OPPORTUNITIES FUND XII (PARALLEL 3), L.P.

BY:	OAKTREE OPPORTUNITIES FUND XII GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XII GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XII (PARALLEL 4), SCSP

BY:	OAKTREE OPPORTUNITIES FUND XII GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager

OAKTREE HUNTINGTON INVESTMENT FUND II, L.P.

BY:	OAKTREE HUNTINGTON INVESTMENT FUND II GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE CASCADE INVESTMENT FUND I, L.P.

BY:	OAKTREE CASCADE INVESTMENT FUND I GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE CASCADE INVESTMENT FUND II, L.P.

BY:	OAKTREE CASCADE INVESTMENT FUND II GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian PRice
Title:	Authorized Signatory

OAKTREE GLACIER INVESTMENT FUND, L.P.

BY:	OAKTREE EMERGING MARKET OPPORTUNITIES FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EMERGING MARKET OPPORTUNITIES FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE TX EMERGING MARKET OPPORTUNITIES FUND, L.P.
BY:	OAKTREE EMERGING MARKET OPPORTUNITIES FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EMERGING MARKET OPPORTUNITIES FUND GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE CASCADE INVESTMENT FUND III, L.P.

BY:	OAKTREE CASCADE INVESTMENT FUND III GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE VALUE OPPORTUNITIES FUND, L.P.

BY:	OAKTREE VALUE OPPORTUNITIES FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE VALUE OPPORTUNITIES FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE PHOENIX INVESTMENT FUND, L.P.

BY:	OAKTREE PHOENIX INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE PHOENIX INVESTMENT FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Vice President

OAKTREE EMERGING MARKET OPPORTUNITIES FUND, L.P.

BY:	OAKTREE EMERGING MARKET OPPORTUNITIES FUND GP, L.P.

ITS:	GENERAL PARTNER

BY:	OAKTREE EMERGING MARKET OPPORTUNITIES FUND GP, LTD.

ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE GLACIER INVESTMENT FUND II, L.P.

BY:	OAKTREE EMERGING MARKETS DEBT TOTAL RETURN FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EMERGING MARKETS DEBT TOTAL RETURN FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE MORAINE CO-INVESTMENT FUND, L.P.

BY:	OAKTREE EMERGING MARKETS DEBT TOTAL RETURN FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EMERGING MARKETS DEBT TOTAL RETURN FUND GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE EMERGING MARKETS OPPORTUNITIES FUND II, L.P.

BY:	OAKTREE EMERGING MARKET OPPORTUNITIES FUND II GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EMERGING MARKET OPPORTUNITIES FUND II GP, LTD.

ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE FF EMERGING MARKETS OPPORTUNITIES FUND, L.P.

BY:	OAKTREE FF EMERGING MARKETS OPPORTUNITIES FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FF EMERGING MARKETS OPPORTUNITY FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OASIS INVESTMENT FUND, L.P.

BY:	OAKTREE OASIS INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OASIS INVESTMENT FUND GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE SPECIAL SITUATIONS FUND, L.P.

BY:	OAKTREE SPECIAL SITUATIONS FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE SPECIAL SITUATIONS FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE SPECIAL SITUATIONS FUND II, L.P.

BY:	OAKTREE SPECIAL SITUATIONS FUND II GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE SPECIAL SITUATIONS FUND II GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OCM AVALON CO-INVESTMENT FUND, L.P.

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE AVALON CO-INVESTMENT FUND II, L.P.

BY:	OAKTREE SPECIAL SITUATIONS FUND II GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE SPECIAL SITUATIONS FUND II GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE STAR INVESTMENT FUND II, L.P.

BY:	OAKTREE SPECIAL SITUATIONS FUND II GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE SPECIAL SITUATIONS FUND II GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE SPECIAL SITUATIONS FUND III, L.P.

BY:	OAKTREE SPECIAL SITUATIONS FUND III GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE SPECIAL SITUATIONS FUND III GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE SPECIAL SITUATIONS FUND III (PARALLEL 2), SCSP

BY:	OAKTREE SPECIAL SITUATIONS FUND III GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager

OAKTREE EUROPEAN PRINCIPAL FUND IV, L.P.

BY:	OAKTREE EUROPEAN PRINCIPAL FUND IV GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EUROPEAN PRINCIPAL FUND IV GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE EUROPEAN PRINCIPAL FUND IV, S.C.S.

BY:	OAKTREE EUROPEAN PRINCIPAL FUND IV GP S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager (gérant)

By:	/s/ Nicolas Puissant
Name:	Nicolas Puissant
Title:	Manager (gérant)

OAKTREE POWER OPPORTUNITIES FUND IV, L.P.

BY:	OAKTREE POWER OPPORTUNITIES FUND IV GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE POWER OPPORTUNITIES FUND IV (PARALLEL), L.P.

BY:	OAKTREE POWER OPPORTUNITIES FUND IV GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE EUROPEAN PRINCIPAL FUND V, L.P.

BY:	OAKTREE EUROPEAN PRINCIPAL FUND V GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EUROPEAN PRINCIPAL FUND V GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE EUROPEAN PRINCIPAL FUND V, SCSP

BY:	OAKTREE EUROPEAN PRINCIPAL FUND V GP, S.À R.L
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Nicolas Puissant
Name:	Nicolas Puissant
Title:	Manager

OAKTREE POWER OPPORTUNITIES FUND V, L.P.

BY:	OAKTREE POWER OPPORTUNITIES FUND V GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE POWER OPPORTUNITIES FUND V GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE POWER OPPORTUNITIES FUND V (PARALLEL), L.P.

BY:	OAKTREE POWER OPPORTUNITIES FUND V GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE POWER OPPORTUNITIES FUND V GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE POWER OPPORTUNITIES FUND VI, L.P.

BY:	OAKTREE POWER OPPORTUNITIES FUND VI GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE POWER OPPORTUNITIES FUND VI GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE POWER OPPORTUNITIES FUND VI (PARALLEL 3), L.P.

BY:	OAKTREE POWER OPPORTUNITIES FUND VI GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE POWER OPPORTUNITIES FUND VI GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE TRANSPORTATION INFRASTRUCTURE FUND, L.P.

BY:	OAKTREE TRANSPORTATION INFRASTRUCTURE FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE INFRASTRUCTURE FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE TRANSPORTATION INFRASTRUCTURE FUND (PARALLEL), L.P.

BY:	OAKTREE TRANSPORTATION INFRASTRUCTURE FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE INFRASTRUCTURE FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE TRANSPORTATION INFRASTRUCTURE FUND (PARALLEL 2), L.P.

BY:	OAKTREE TRANSPORTATION INFRASTRUCTURE FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE INFRASTRUCTURE FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE TRANSPORTATION INFRASTRUCTURE FUND (PARALLEL 3), L.P.

BY:	OAKTREE TRANSPORTATION INFRASTRUCTURE FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE INFRASTRUCTURE FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE TRANSPORTATION INFRASTRUCTURE CAPITAL PARTNERS, L.P.

BY:	OAKTREE TRANSPORTATION INFRASTRUCTURE CAPITAL PARTNERS GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE TRANSPORTATION INFRASTRUCTURE CAPITAL PARTNERS (PARALLEL), L.P.

BY:	OAKTREE TRANSPORTATION INFRASTRUCTURE CAPITAL PARTNERS GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE TRANSPORTATION INFRASTRUCTURE CAPITAL PARTNERS (PARALLEL 2), L.P.

BY:	OAKTREE TRANSPORTATION INFRASTRUCTURE CAPITAL PARTNERS GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE BALTIMORE INVESTMENT FUND, L.P.

BY:	OAKTREE BALTIMORE INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE TICP MANAGED CO-INVESTMENT FUND, L.P.

BY:	OAKTREE TRANSPORTATION INFRASTRUCTURE CAPITAL PARTNERS GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE PORTS AMERICA CAPITAL PARTNERS, L.P.

By:	Oaktree Ports America Capital Partners GP, L.P.
Its:	General Partner

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE REAL ESTATE OPPORTUNITIES FUND VII, L.P.
OAKTREE REAL ESTATE OPPORTUNITIES FUND VII (PARALLEL), L.P.
OAKTREE REAL ESTATE OPPORTUNITIES FUND VII (PARALLEL 2), L.P.
OAKTREE REAL ESTATE OPPORTUNITIES FUND VII (PARALLEL 3), L.P.
OAKTREE REAL ESTATE OPPORTUNITIES FUND VII (PARALLEL 4), L.P.

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND VII GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND VII GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII, L.P.
OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII (PARALLEL), L.P.
OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII (PARALLEL) 2, L.P.
OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII (PARALLEL) 3, L.P.
OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII (PARALLEL) 4, L.P.
OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII (PARALLEL) 5, L.P.
OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII (PARALLEL) 6, L.P.

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII
(PARALLEL), S.C.SP

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager (gérant)

By:	/s/ Brian Price
Name:	Brian Price
Title:	Manager (gérant)

OAKTREE REAL ESTATE OPPORTUNITIES FUND IX, L.P.

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND IX GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND IX GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XII, L.P.

BY:	OAKTREE OPPORTUNITIES FUND XII GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XII GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XII (PARALLEL), L.P.

BY:	OAKTREE OPPORTUNITIES FUND XII GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XII GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XII (PARALLEL 2), SCSP

BY:	OAKTREE OPPORTUNITIES FUND XII GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager

OAKTREE OPPORTUNITIES FUND XII (PARALLEL 3), L.P.

BY:	OAKTREE OPPORTUNITIES FUND XII GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XII GP LTD.
ITS:	GENERAL PARTNER

BY: OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XII (PARALLEL 4), SCSP

BY:	OAKTREE OPPORTUNITIES FUND XII GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager

OAKTREE TRANSPORTATION INFRASTRUCTURE CAPITAL PARTNERS, L.P.

BY:	OAKTREE TRANSPORTATION INFRASTRUCTURE CAPITAL PARTNERS GP, L.P.
ITS:	GENERAL PARTNER

BY: OAKTREE FUND GP IIA, LLC
ITS: GENERAL PARTNER

BY: OAKTREE FUND GP II, L.P.
ITS: MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE TRANSPORTATION INFRASTRUCTURE CAPITAL PARTNERS (PARALLEL), L.P.

BY:	OAKTREE TRANSPORTATION INFRASTRUCTURE CAPITAL PARTNERS GP, L.P.
ITS:	GENERAL PARTNER

BY: OAKTREE FUND GP IIA, LLC
ITS: GENERAL PARTNER

BY: OAKTREE FUND GP II, L.P.
ITS: MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE TRANSPORTATION INFRASTRUCTURE CAPITAL PARTNERS (PARALLEL 2), L.P.

BY:	OAKTREE TRANSPORTATION INFRASTRUCTURE CAPITAL PARTNERS GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE BALTIMORE INVESTMENT FUND, L.P.

BY:	OAKTREE BALTIMORE INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE TICP MANAGED CO-INVESTMENT FUND, L.P.

BY:	OAKTREE TRANSPORTATION INFRASTRUCTURE CAPITAL PARTNERS GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE PORTS AMERICA CAPITAL PARTNERS, L.P.

By:	Oaktree Ports America Capital Partners GP, L.P.
Its:	General Partner

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE PINNACLE INVESTMENT FUND, L.P.

BY:	OAKTREE PINNACLE INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE PINNACLE INVESTMENT FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE DEBT FUND II, L.P.
OAKTREE REAL ESTATE DEBT FUND II (PARALLEL), L.P.

BY:	OAKTREE REAL ESTATE DEBT FUND II GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE DEBT FUND II GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE DEBT FUND III, L.P.
OAKTREE REAL ESTATE DEBT FUND III (PARALLEL), L.P.

BY:	OAKTREE REAL ESTATE DEBT FUND III GP, L.P
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE DEBT FUND III GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE DEBT FUND III (LUX), S.C.SP

BY:	OAKTREE REAL ESTATE DEBT FUND III GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager (gérant)

By:	/s/ Brian Price
Name:	Brian Price
Title:	Manager (gérant)

OAKTREE REAL ESTATE DEBT FUND IV, L.P.

BY:	OAKTREE REAL ESTATE DEBT FUND IV GP, L.P
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE DEBT FUND IV GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE-TSE 16 REAL ESTATE DEBT, LLC

BY:	OAKTREE FUND GP IIA, LLC
ITS:	MANAGER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE (LUX.) FS S.C.SP. SICAV RAIF

BY:	OAKTREE (LUX.) FS GP S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Hugo Froment
Name:	Hugo Froment
Title:	Manager

By:	/s/ Nicolas Puissant
Name:	Nicolas Puissant
Title:	Manager

OAKTREE PATRIOT INVESTMENT FUND, L.P.

BY:	OAKTREE PATRIOT INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE PATRIOT INVESTMENT FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

TIRRO FUND, L.P.

BY:	OAKTREE TIRRO FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE TIRRO FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE INCOME FUND, L.P.

BY:	OAKTREE REAL ESTATE INCOME FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE INCOME FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE INCOME FUND (PARALLEL), L.P.

BY:	OAKTREE REAL ESTATE INCOME FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE INCOME FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE INCOME FUND (PARALLEL II), L.P.

BY:	OAKTREE REAL ESTATE INCOME FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE INCOME FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE INCOME FUND (PARALLEL III), L.P.

BY:	OAKTREE REAL ESTATE INCOME FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE INCOME FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE EMERGING MARKETS EQUITY FUND, L.P.

BY:	OAKTREE EMERGING MARKETS EQUITY FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EMERGING MARKETS EQUITY FUND GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE VALUE EQUITY FUND, L.P.

BY:	OAKTREE VALUE EQUITY FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE VALUE EQUITY FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE PRIVATE INVESTMENT FUND IV, L.P.

BY:	OAKTREE PRIVATE INVESTMENT FUND IV GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE TT MULTI-STRATEGY FUND, L.P.

BY:	OAKTREE TT MULTI-STRATEGY FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian PRice
Title:	Authorized Signatory

OAKTREE GLOBAL CREDIT FUND, L.P.

BY:	OAKTREE GLOBAL CREDIT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE GLOBAL CREDIT FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE GC SUPER FUND, L.P.

BY:	OAKTREE GC SUPER FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE HUNTINGTON-GCF INVESTMENT FUND, L.P.

BY:	OAKTREE HUNTINGTON-GCF INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE HUNTINGTON-GCF INVESTMENT FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE HUNTINGTON-GCF INVESTMENT FUND (DIRECT LENDING AIF), L.P.

BY:	OAKTREE HUNTINGTON-GCF INVESTMENT FUND (DIRECT LENDING AIF) GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE HUNTINGTON-GCF INVESTMENT FUND (DIRECT LENDING AIF) GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP III, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE ABSOLUTE RETURN INCOME FUND, L.P.

BY:	OAKTREE ABSOLUTE RETURN INCOME FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE ABSOLUTE RETURN INCOME FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE GLOBAL CREDIT PLUS FUND, L.P.

BY:	OAKTREE GLOBAL CREDIT PLUS FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE GLOBAL CREDIT PLUS FUND GP I, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MAMAGEMENT, L.P.
ITS:	GENERAL PARTNER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE BROADGATE MULTI-STRATEGY FUND, L.P.

BY:	OAKTREE BROADGATE MULTI-STRATEGY FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE BROADGATE MULTI-STRATEGY FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE ROUTE 66 MULTI-STRATEGY FUND, L.P.

BY:	OAKTREE ROUTE 66 MULTI-STRATEGY FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE ROUTE 66 MULTI-STRATEGY FUND GP, LTD.
ITS:	GENERAL PARTNER

BY: OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE EMERGING MARKET DEBT FUND, L.P.

BY:	OAKTREE EMERGING MARKET DEBT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EMERGING MARKET DEBT FUND GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

VERIFICATION

Each of the undersigned states that he or she has duly executed the attached application dated as of November 7, 2023 for and on behalf of Oaktree Strategic Income, LLC, Oaktree Strategic Credit Fund, Oaktree Specialty Lending Corporation, Oaktree Gardens OLP, LLC, Oaktree Capital Management, L.P., Oaktree Fund Advisors, LLC, Oaktree Capital Management (UK) LLP, Oaktree Capital Management (Europe) LLP, Oaktree Capital Management (International) Limited, LFE European Asset Management S.à r.l., Oaktree High Yield Bond Fund, L.P., Oaktree High Yield Fund II, L.P., Oaktree Expanded High Yield Fund, L.P., Oaktree Global High Yield Bond Fund, L.P., Oaktree European High Yield Fund, L.P., Oaktree Senior Loan Fund, L.P., Oaktree Enhanced Income Fund III, L.P., Oaktree Enhanced Income Fund III (Parallel), L.P., Oaktree CLO 2014-1 Ltd., Oaktree CLO 2014-2 Ltd., Oaktree CLO 2015-1 Ltd., Oaktree CLO 2018-1 Ltd., Oaktree CLO 2019-1 Ltd., Oaktree CLO 2019-2 Ltd., Oaktree CLO 2019-3 Ltd., Oaktree CLO 2019-4 Ltd., Oaktree CLO 2020-1 Ltd., Oaktree CLO 2021-1, Ltd., Oaktree CLO 2021-2, Ltd., Oaktree CLO 2022-1, Ltd., Oaktree CLO 2022-2, Ltd., Oaktree CLO 2022-3, Ltd., Oaktree CLO 2023-1, Ltd., Oaktree CLO 2023-2, Ltd., Oaktree CLO Equity Fund I, L.P., Oaktree Strategic Credit Fund A, L.P., Oaktree Strategic Credit Fund B, L.P., Ace Strategic Credit Holdings (Cayman), L.P., Exelon Strategic Credit Holdings, LLC, Oaktree-Minn Strategic Credit, LLC, INPRS Strategic Credit Holdings, LLC, Oaktree-NGP Strategic Credit, LLC, Oaktree-TBMR Strategic Credit Fund, LLC, Oaktree-TBMR Strategic Credit Fund C, LLC, Oaktree-TBMR Strategic Credit Fund F, LLC, Oaktree-TBMR Strategic Credit Fund G, LLC, Oaktree-TCDRS Strategic Credit, LLC, Oaktree-TSE 16 Strategic Credit, LLC, Oaktree AZ Strategic Lending Fund, L.P., Oaktree Jalapeno Investment Fund, L.P., Oaktree PRE Life Sciences Fund, L.P., Oaktree PRE Life Sciences AIF, L.P., Oaktree Life Sciences Lending Fund, L.P., Oaktree Life Sciences Lending Fund (Parallel), L.P., Oaktree Life Sciences Lending Fund (Parallel 2), L.P., Oaktree Life Sciences Lending Fund, SCSp, Oaktree Life Sciences Lending Fund (Parallel), SCSp, Oaktree Loan Acquisition Fund, L.P., INPRS Emerging Markets Total Return Holdings, LLC, Investin Pro RED Holdings, LLC, Investin Pro RED Holdings S.à.r.l., Oaktree Gilead Investment Fund, L.P., Oaktree Gilead Investment Fund AIF (Delaware), L.P., Oaktree Direct Lending Fund, L.P., Oaktree Direct Lending Fund Unlevered, L.P., Oaktree Direct Lending Fund (Parallel), L.P., Oaktree Direct Lending Fund Unlevered (Parallel), L.P., Oaktree Debt Acquisition Fund (Parallel 2), L.P., Oaktree Direct Lending Fund, SCSp, Oaktree Alpha Credit Fund, L.P., Oaktree Mezzanine Fund IV, L.P., Oaktree Mezzanine Fund V, L.P., Oaktree Mezzanine Fund V (Parallel), SCSp, Oaktree SBIC Fund, L.P., Oaktree Middle-Market Direct Lending Fund, L.P., Oaktree Middle-Market Direct Lending Unlevered Fund, L.P., Oaktree Middle-Market Direct Lending Fund (Parallel), L.P., Oaktree Middle-Market Direct Lending Unlevered Fund (Parallel), L.P., Oaktree Middle-Market Direct Lending Fund (Parallel 2), L.P., Oaktree European Capital Solutions Fund (Parallel), L.P., Oaktree European Capital Solutions Fund, L.P., Oaktree European Capital Solutions Fund II, L.P., Oaktree European Capital Solutions Fund II, SCSp, Oaktree European Capital Solutions Fund, SCSp-RAIF, Oaktree European Capital Solutions Fund III, L.P., Oaktree European Capital Solutions Fund III, SCSp, Oaktree Mercury Investment Fund, L.P., Oaktree European Special Situations Fund, L.P., Oaktree Maritime and Transportation Fund, L.P., Oaktree Emerging Markets Debt Total Return Fund, L.P., Oaktree Boulder Investment Fund, L.P., Oaktree Epsilon Investment Fund, L.P., Oaktree Opportunities Fund X, L.P., Oaktree Opportunities Fund X (Parallel), L.P., Oaktree Opportunities Fund X (Parallel 2), L.P., Oaktree Opportunities Fund Xb, L.P., Oaktree Opportunities Fund Xb (Parallel), L.P., Oaktree Opportunities Fund Xb (Parallel 2), L.P., Oaktree Opportunities Fund XI, L.P., Oaktree Opportunities Fund XI (Parallel), L.P., Oaktree Opportunities Fund XI (Parallel 2), SCSP, Oaktree Opportunities Fund XI (Parallel 3), L.P., Oaktree Latigo Investment Fund, L.P., Oaktree Opportunities Fund XII, L.P., Oaktree Opportunities Fund XII (Parallel), L.P., Oaktree Opportunities Fund XII (Parallel 2), SCSp, Oaktree Opportunities Fund XII (Parallel 3), L.P., Oaktree Opportunities Fund XII (Parallel 4), SCSp, Oaktree Huntington Investment Fund II, L.P., Oaktree Cascade Investment Fund I, L.P., Oaktree Cascade Investment Fund II, L.P., Oaktree Cascade Investment Fund III, L.P., Oaktree Value Opportunities Fund, L.P., Oaktree Phoenix Investment Fund, L.P., Oaktree Glacier Investment Fund, L.P., Oaktree TX Emerging Market Opportunities Fund, L.P., Oaktree Emerging Market Opportunities Fund, L.P., Oaktree Glacier Investment Fund II, L.P., Oaktree Moraine Co-Investment Fund, L.P., Oaktree Emerging Markets Opportunities Fund II, L.P., Oaktree FF Emerging Markets Opportunities Fund, L.P., Oaktree Oasis Investment Fund, L.P., Oaktree Special Situations Fund, L.P., Oaktree Special Situations Fund II, L.P., OCM Avalon Co-Investment Fund, L.P., Oaktree Avalon Co-Investment Fund II, L.P., Oaktree Star Investment Fund II, L.P., Oaktree Special Situations Fund III, L.P., Oaktree Special Situations Fund III (Parallel 2), SCSp, Oaktree European Principal Fund IV, L.P., Oaktree European Principal Fund IV, S.C.S., Oaktree Power Opportunities Fund IV, L.P., Oaktree Power Opportunities Fund IV (Parallel), L.P., Oaktree European Principal Fund V, L.P., Oaktree European Principal Fund V, SCSp, Oaktree Power Opportunities Fund V, L.P., Oaktree Power Opportunities Fund V (Parallel), L.P., Oaktree Power Opportunities Fund VI, L.P., Oaktree Power Opportunities Fund VI (Parallel 3), L.P., Oaktree Transportation Infrastructure Fund, L.P., Oaktree Transportation Infrastructure Fund (Parallel), L.P., Oaktree Transportation Infrastructure Fund (Parallel 2), L.P., Oaktree Transportation Infrastructure Fund (Parallel 3), L.P., Oaktree Transportation Infrastructure Capital Partners, L.P., Oaktree Transportation Infrastructure Capital Partners (Parallel), L.P., Oaktree Transportation Infrastructure Capital Partners (Parallel 2), L.P., Oaktree Baltimore Investment Fund, L.P., Oaktree TICP Managed Co-Investment Fund, L.P., Oaktree Ports America Capital Partners, L.P., Oaktree Real Estate Opportunities Fund VII, L.P., Oaktree Real Estate Opportunities Fund VII (Parallel), L.P., Oaktree Real Estate Opportunities Fund VII (Parallel 2), L.P., Oaktree Real Estate Opportunities Fund VII (Parallel 3), L.P., Oaktree Real Estate Opportunities Fund VII (Parallel 4), L.P., Oaktree Real Estate Opportunities Fund VIII, L.P., Oaktree Real Estate Opportunities Fund VIII (Parallel), L.P., Oaktree Real Estate Opportunities Fund VIII (Parallel), S.C.Sp, Oaktree Real Estate Opportunities Fund VIII (Parallel) 2, L.P., Oaktree Real Estate Opportunities Fund VIII (Parallel) 3, L.P., Oaktree Real Estate Opportunities Fund VIII (Parallel) 4, L.P., Oaktree Real Estate Opportunities Fund VIII (Parallel)

1

5, L.P., Oaktree Real Estate Opportunities Fund VIII (Parallel) 6, L.P., Oaktree Real Estate Opportunities Fund IX, L.P., Oaktree Pinnacle Investment Fund, L.P., Oaktree Real Estate Debt Fund II, L.P., Oaktree Real Estate Debt Fund II (Parallel), L.P., Oaktree Real Estate Debt Fund III, L.P., Oaktree Real Estate Debt Fund III (Lux), S.C.Sp, Oaktree Real Estate Debt Fund III (Parallel), L.P., Oaktree Real Estate Debt Fund IV, L.P., Oaktree-TSE 16 Real Estate Debt, LLC, Oaktree (Lux.) FS S.C.SP. SICAV RAIF, Oaktree Patriot Investment Fund, L.P., Tirro Fund, L.P., Oaktree Real Estate Income Fund, L.P., Oaktree Real Estate Income Fund (Parallel), L.P., Oaktree Real Estate Income Fund (Parallel II), L.P., Oaktree Real Estate Income Fund (Parallel III), L.P., Oaktree Emerging Markets Equity Fund, L.P., Oaktree Value Equity Fund, L.P., Oaktree Private Investment Fund IV, L.P., Oaktree-Forrest Multi-Strategy, LLC, Oaktree TT Multi-Strategy Fund, L.P., Oaktree Global Credit Fund, L.P., Oaktree GC Super Fund, L.P., Oaktree Huntington-GCF Investment Fund, L.P., Oaktree Huntington-GCF Investment Fund (Direct Lending AIF), L.P., Oaktree Absolute Return Income Fund, L.P., Oaktree Global Credit Plus Fund, L.P., Oaktree Broadgate Multi-Strategy Fund, L.P., Oaktree Route 66 Multi-Strategy Fund, L.P. and Oaktree Emerging Market Debt Fund, L.P.; that he or she holds office with such entity as indicated below and that all action by directors, officers, stockholders, general partners, trustees or members of each entity and any other body necessary to authorize the undersigned to execute and file such instrument has been taken. Each of the undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

2

OAKTREE STRATEGIC INCOME, LLC

BY:	OAKTREE FUND GP IIA, LLC
ITS:	MANAGER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE SPECIALTY LENDING CORPORATION
OAKTREE STRATEGIC CREDIT FUND
OAKTREE GARDENS OLP, LLC

BY:	OAKTREE FUND ADVISORS, LLC
ITS:	INVESTMENT ADVISER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE CAPITAL MANAGEMENT, L.P.
OAKTREE FUND ADVISORS, LLC

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE CAPITAL MANAGEMENT (UK) LLP

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Jeffrey Joseph
Name:	Jeffrey Joseph
Title:	Managing Director

3

OAKTREE CAPITAL MANAGEMENT (EUROPE) LLP
OAKTREE CAPITAL MANAGEMENT (INTERNATIONAL) LIMITED

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Christopher Cartwright
Name:	Christopher Cartwright
Title:	Managing Director

LFE EUROPEAN ASSET MANAGEMENT S.À R.L.

By:	/s/ Nicolas Puissant
Name:	Nicolas Puissant
Title:	Manager

By:	/s/ Carolina Parisi
Name:	Carolina Parisi
Title:	Manager

OAKTREE HIGH YIELD BOND FUND, L.P.

BY:	OAKTREE HIGH YIELD BOND FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE HIGH YIELD FUND II, L.P.

BY:	OAKTREE FUND GP II, L.P.
ITS:	GENERAL PARTNER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

4

OAKTREE EXPANDED HIGH YIELD FUND II, L.P.

BY:	OAKTREE FUND GP II, L.P.
ITS:	GENERAL PARTNER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE GLOBAL HIGH YIELD BOND FUND, L.P.

BY:	OAKTREE GLOBAL HIGH YIELD BOND FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE EUROPEAN HIGH YIELD FUND, L.P.

BY:	OAKTREE FUND GP II, L.P.
ITS:	GENERAL PARTNER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE SENIOR LOAN FUND, L.P.

BY:	OAKTREE SENIOR LOAN FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

5

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

6

OAKTREE ENHANCED INCOME FUND III, L.P.

BY:	OAKTREE ENHANCED INCOME FUND III GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE ENHANCED INCOME FUND III (PARALLEL), L.P.

BY:	OAKTREE ENHANCED INCOME FUND III GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Vice President

OAKTREE CLO 2014-1 LTD.
OAKTREE CLO 2014-2 LTD.
OAKTREE CLO 2018-1 LTD.
OAKTREE CLO 2019-1 LTD.
OAKTREE CLO 2019-2 LTD.
OAKTREE CLO 2019-3 LTD.

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	COLLATERAL MANAGER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

7

OAKTREE CLO 2015-1 LTD.

BY:	OAKTREE CLO RR HOLDER, LLC
ITS:	COLLATERAL MANAGER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	NON-MEMBER MANAGER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE CLO 2019-4 LTD.
OAKTREE CLO 2020-1 LTD.
OAKTREE CLO 2021-1, LTD.
OAKTREE CLO 2021-2, LTD.
OAKTREE CLO 2022-1, LTD.
OAKTREE CLO 2022-2, LTD.
OAKTREE CLO 2022-3, LTD.
OAKTREE CLO 2023-1, LTD.
OAKTREE CLO 2023-2, LTD.

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	COLLATERAL MANAGER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

8

OAKTREE CLO EQUITY FUND I, L.P.

BY:	OAKTREE CLO EQUITY GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE CLO EQUITY FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE STRATEGIC CREDIT FUND A, L.P.

BY:	OAKTREE STRATEGIC CREDIT FUND A GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE STRATEGIC CREDIT FUND B, L.P.

BY:	OAKTREE STRATEGIC CREDIT FUND B GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

9

ACE STRATEGIC CREDIT HOLDINGS (CAYMAN), L.P.

BY:	OAKTREE FUND GP 2A LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

EXELON STRATEGIC CREDIT HOLDINGS, LLC
OAKTREE-FORREST MULTI-STRATEGY, LLC
OAKTREE-MINN STRATEGIC CREDIT, LLC
INPRS STRATEGIC CREDIT HOLDINGS, LLC
OAKTREE-NGP STRATEGIC CREDIT, LLC
OAKTREE-TBMR STRATEGIC CREDIT FUND, LLC
OAKTREE-TBMR STRATEGIC CREDIT FUND C, LLC
OAKTREE-TBMR STRATEGIC CREDIT FUND F, LLC
OAKTREE-TBMR STRATEGIC CREDIT FUND G, LLC
OAKTREE-TCDRS STRATEGIC CREDIT, LLC
OAKTREE-TSE 16 STRATEGIC CREDIT, LLC

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	MANAGER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Vice President

OAKTREE AZ STRATEGIC LENDING FUND, L.P.

BY:	OAKTREE AZ STRATEGIC LENDING FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE JALAPENO INVESTMENT FUND, L.P.

10

BY:	OAKTREE JALAPENO INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE PRE LIFE SCIENCES FUND, L.P.

BY:	OAKTREE PRE LIFE SCIENCES FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE PRE LIFE SCIENCES AIF, L.P.

BY:	OAKTREE PRE LIFE SCIENCES FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

11

OAKTREE LIFE SCIENCES LENDING FUND, L.P.

BY:	OAKTREE LIFE SCIENCES LENDING FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE LIFE SCIENCES LENDING FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE LIFE SCIENCES LENDING FUND (PARALLEL), L.P.

BY:	OAKTREE LIFE SCIENCES LENDING FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE LIFE SCIENCES LENDING FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE LIFE SCIENCES LENDING FUND (PARALLEL 2), L.P.

BY:	OAKTREE LIFE SCIENCES LENDING FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE LIFE SCIENCES LENDING FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

12

OAKTREE LIFE SCIENCES LENDING FUND, SCSP

BY:	OAKTREE LIFE SCIENCES LENDING FUND GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager (gérant)

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager (gérant)

OAKTREE LIFE SCIENCES LENDING FUND (PARALLEL), SCSP

BY:	OAKTREE LIFE SCIENCES LENDING FUND GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager (gérant)

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager (gérant)

OAKTREE LOAN ACQUISITION FUND, L.P.

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

13

INPRS EMERGING MARKETS TOTAL RETURN HOLDINGS, LLC

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	MANAGER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Vice President

INVESTIN PRO RED HOLDINGS, LLC

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	MANAGER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

INVESTIN PRO RED HOLDINGS S.À.R.L.

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Mark Hulbert
Name:	Mark Hulbert
Title:	Manager

14

OAKTREE GILEAD INVESTMENT FUND, L.P.

BY:	OAKTREE GILEAD INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE GILEAD INVESTMENT FUND AIF (DELAWARE), L.P.

BY:	OAKTREE FUND AIF SERIES, L.P. – SERIES T
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP AIF, LLC
ITS:	MANAGING MEMBER

BY:	OAKTREE FUND GP III, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE DIRECT LENDING FUND, L.P.

BY:	OAKTREE DIRECT LENDING FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE DIRECT LENDING FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

15

OAKTREE DIRECT LENDING FUND UNLEVERED, L.P.

BY:	OAKTREE DIRECT LENDING FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE DIRECT LENDING FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE DIRECT LENDING FUND (PARALLEL), L.P.

BY:	OAKTREE DIRECT LENDING FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE DIRECT LENDING FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE DIRECT LENDING FUND UNLEVERED (PARALLEL), L.P.

BY:	OAKTREE DIRECT LENDING FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE DIRECT LENDING FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

16

OAKTREE DEBT ACQUISITION FUND (PARALLEL 2), L.P.

BY:	OAKTREE DIRECT LENDING FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE DIRECT LENDING FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE DIRECT LENDING FUND, SCSP

BY:	OAKTREE DIRECT LENDING FUND GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager

17

OAKTREE ALPHA CREDIT FUND, L.P.

BY:	OAKTREE ALPHA CREDIT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE ALPHA CREDIT FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE MEZZANINE FUND IV, L.P.

BY:	OAKTREE MEZZANINE FUND IV GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE MEZZANINE FUND V, L.P.

BY:	OAKTREE MEZZANINE FUND V GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

18

OAKTREE MEZZANINE FUND V (PARALLEL), SCSP

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager (gérant)

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager (gérant)

OAKTREE SBIC FUND, L.P.

BY:	OAKTREE SBIC FUND GP, LLC
ITS:	GENERAL PARTNER

By:	/s/ Raj Makam
Name:	Raj Makam
Title:	Manager

By:	/s/ Christina Lee
Name:	Christina Lee
Title:	Manager

19

OAKTREE MIDDLE-MARKET DIRECT LENDING FUND, L.P.

BY:	OAKTREE MIDDLE-MARKET DIRECT LENDING GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE MIDDLE-MARKET DIRECT LENDING UNLEVERED FUND, L.P.

BY:	OAKTREE MIDDLE-MARKET DIRECT LENDING GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE MIDDLE-MARKET DIRECT LENDING FUND (PARALLEL), L.P.

BY:	OAKTREE MIDDLE-MARKET DIRECT LENDING GP (PARALLEL), LTD.
ITS:	GENERAL PARTNER

By:	/s/ Dominic Keenan
Name:	Dominic Keenan
Title:	Director

By:	/s/ Kasey Choi
Name:	Kasey Choi
Title:	Authorized Signatory

20

OAKTREE MIDDLE-MARKET DIRECT LENDING UNLEVERED FUND (PARALLEL), L.P.

BY:	OAKTREE MIDDLE-MARKET DIRECT LENDING GP (PARALLEL), LTD.
ITS:	GENERAL PARTNER

By:	/s/ Dominic Keenan
Name:	Dominic Keenan
Title:	Director

By:	/s/ Kasey Choi
Name:	Kasey Choi
Title:	Authorized Signatory

OAKTREE MIDDLE-MARKET DIRECT LENDING FUND (PARALLEL 2), L.P.

BY:	OAKTREE MIDDLE-MARKET DIRECT LENDING GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND (PARALLEL), L.P.

BY:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

21

OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND, L.P.

BY:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND II, L.P.

BY:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND II GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND II GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND II, SCSP

By:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND II GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Nicolas Puisasant
Name:	Nicolas Puissant
Title:	Manager

22

OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND, SCSP-RAIF

By:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND II GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Nicolas Puissant
Name:	Nicolas Puissant
Title:	Manager

OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND III, L.P.

BY:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND III GP L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND III GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND III SCSP

BY:	OAKTREE EUROPEAN CAPITAL SOLUTIONS FUND III GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Nicolas Puissant
Name:	Nicolas Puissant
Title:	Manager

23

OAKTREE MERCURY INVESTMENT FUND, L.P.

BY:	OAKTREE MERCURY INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE MERCURY INVESTMENT FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE EUROPEAN SPECIAL SITUATIONS FUND, L.P.

BY:	OAKTREE EUROPEAN SPECIAL SITUATIONS FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EUROPEAN SPECIAL SITUATIONS FUND GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

24

OAKTREE MARITIME AND TRANSPORATION FUND, L.P.

BY:	OAKTREE DESERT SKY INVESTMENT FUND II GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE EMERGING MARKETS DEBT TOTAL RETURN FUND, L.P.

BY:	OAKTREE EMERGING MARKETS DEBT TOTAL RETURN FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EMERGING MARKETS DEBT TOTAL RETURN FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE BOULDER INVESTMENT FUND, L.P.

BY:	OAKTREE BOULDER INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

25

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE EPSILON INVESTMENT FUND, L.P.

BY:	OAKTREE EPSILON INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EPSILON INVESTMENT FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

26

OAKTREE OPPORTUNITIES FUND X, L.P.

BY:	OAKTREE OPPORTUNITIES FUND X GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND X GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND X (PARALLEL), L.P.

BY:	OAKTREE OPPORTUNITIES FUND X GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND X GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND X (PARALLEL 2), L.P.

BY:	OAKTREE OPPORTUNITIES FUND X GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND X GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

27

OAKTREE OPPORTUNITIES FUND XB, L.P.

BY:	OAKTREE OPPORTUNITIES FUND XB GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XB GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XB (PARALLEL), L.P.

BY:	OAKTREE OPPORTUNITIES FUND XB GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XB GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XB (PARALLEL 2), L.P.

BY:	OAKTREE OPPORTUNITIES FUND XB GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XB GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

28

OAKTREE OPPORTUNITIES FUND XI, L.P.

BY:	OAKTREE OPPORTUNITIES FUND XI GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XI GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XI (PARALLEL), L.P.

BY:	OAKTREE OPPORTUNITIES FUND XI GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XI GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XI (PARALLEL 2), SCSP

BY:	OAKTREE OPPORTUNITIES FUND XI GP S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager (gérant)

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager (gérant)

29

OAKTREE OPPORTUNITIES FUND XI (PARALLEL 3), L.P.

BY:	OAKTREE OPPORTUNITIES FUND XI GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XI GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

30

OAKTREE LATIGO INVESTMENT FUND, L.P.

BY:	OAKTREE LATIGO INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE OPPORTUNITIES FUND XII, L.P.

BY:	OAKTREE OPPORTUNITIES FUND XII GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XII GP LTD.
ITS: GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS: DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XII (PARALLEL), L.P.

BY:	OAKTREE OPPORTUNITIES FUND XII GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XII GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

31

OAKTREE OPPORTUNITIES FUND XII (PARALLEL 2), SCSP

BY:	OAKTREE OPPORTUNITIES FUND XII GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager

OAKTREE OPPORTUNITIES FUND XII (PARALLEL 3), L.P.

BY:	OAKTREE OPPORTUNITIES FUND XII GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XII GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XII (PARALLEL 4), SCSP

BY:	OAKTREE OPPORTUNITIES FUND XII GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager

OAKTREE HUNTINGTON INVESTMENT FUND II, L.P.

BY:	OAKTREE HUNTINGTON INVESTMENT FUND II GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

32

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE CASCADE INVESTMENT FUND I, L.P.

BY:	OAKTREE CASCADE INVESTMENT FUND I GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE CASCADE INVESTMENT FUND II, L.P.

BY:	OAKTREE CASCADE INVESTMENT FUND II GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian PRice
Title:	Authorized Signatory

OAKTREE CASCADE INVESTMENT FUND III, L.P.

BY:	OAKTREE CASCADE INVESTMENT FUND III GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

33

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE VALUE OPPORTUNITIES FUND, L.P.

BY:	OAKTREE VALUE OPPORTUNITIES FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE VALUE OPPORTUNITIES FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE PHOENIX INVESTMENT FUND, L.P.

BY:	OAKTREE PHOENIX INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE PHOENIX INVESTMENT FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Vice President

OAKTREE GLACIER INVESTMENT FUND, L.P.

BY:	OAKTREE EMERGING MARKET OPPORTUNITIES FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EMERGING MARKET OPPORTUNITIES FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

34

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE TX EMERGING MARKET OPPORTUNITIES FUND, L.P.

BY:	OAKTREE EMERGING MARKET OPPORTUNITIES FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EMERGING MARKET OPPORTUNITIES FUND GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

35

OAKTREE EMERGING MARKET OPPORTUNITIES FUND, L.P.

BY:	OAKTREE EMERGING MARKET OPPORTUNITIES FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EMERGING MARKET OPPORTUNITIES FUND GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE GLACIER INVESTMENT FUND II, L.P.

BY:	OAKTREE EMERGING MARKETS DEBT TOTAL RETURN FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EMERGING MARKETS DEBT TOTAL RETURN FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

36

OAKTREE MORAINE CO-INVESTMENT FUND, L.P.

BY:	OAKTREE EMERGING MARKETS DEBT TOTAL RETURN FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EMERGING MARKETS DEBT TOTAL RETURN FUND GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE EMERGING MARKETS OPPORTUNITIES FUND II, L.P.

BY:	OAKTREE EMERGING MARKET OPPORTUNITIES FUND II GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EMERGING MARKET OPPORTUNITIES FUND II GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

37

OAKTREE FF EMERGING MARKETS OPPORTUNITIES FUND, L.P.

BY:	OAKTREE FF EMERGING MARKETS OPPORTUNITIES FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FF EMERGING MARKETS OPPORTUNITY FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OASIS INVESTMENT FUND, L.P.

BY:	OAKTREE OASIS INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OASIS INVESTMENT FUND GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

38

OAKTREE SPECIAL SITUATIONS FUND, L.P.

BY:	OAKTREE SPECIAL SITUATIONS FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE SPECIAL SITUATIONS FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE SPECIAL SITUATIONS FUND II, L.P.

BY:	OAKTREE SPECIAL SITUATIONS FUND II GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE SPECIAL SITUATIONS FUND II GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OCM AVALON CO-INVESTMENT FUND, L.P.

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

39

OAKTREE AVALON CO-INVESTMENT FUND II, L.P.

BY:	OAKTREE SPECIAL SITUATIONS FUND II GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE SPECIAL SITUATIONS FUND II GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE STAR INVESTMENT FUND II, L.P.

BY:	OAKTREE SPECIAL SITUATIONS FUND II GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE SPECIAL SITUATIONS FUND II GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE SPECIAL SITUATIONS FUND III, L.P.

BY: OAKTREE SPECIAL SITUATIONS FUND III GP, L.P.
ITS: GENERAL PARTNER

BY: OAKTREE SPECIAL SITUATIONS FUND III GP LTD.
ITS: GENERAL PARTNER

BY: OAKTREE CAPITAL MANAGEMENT, L.P.
ITS: DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

40

OAKTREE SPECIAL SITUATIONS FUND III (PARALLEL 2), SCSP

BY:	OAKTREE SPECIAL SITUATIONS FUND III GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager

OAKTREE EUROPEAN PRINCIPAL FUND IV, L.P.

BY:	OAKTREE EUROPEAN PRINCIPAL FUND IV GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EUROPEAN PRINCIPAL FUND IV GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

41

OAKTREE EUROPEAN PRINCIPAL FUND IV, S.C.S.

BY:	OAKTREE EUROPEAN PRINCIPAL FUND IV GP S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager (gérant)

By:	/s/ Nicolas Puissant
Name:	Nicolas Puissant
Title:	Manager (gérant)

OAKTREE POWER OPPORTUNITIES FUND IV, L.P.

BY:	OAKTREE POWER OPPORTUNITIES FUND IV GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE POWER OPPORTUNITIES FUND IV (PARALLEL), L.P.

BY:	OAKTREE POWER OPPORTUNITIES FUND IV GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

42

OAKTREE EUROPEAN PRINCIPAL FUND V, L.P.

BY:	OAKTREE EUROPEAN PRINCIPAL FUND V GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EUROPEAN PRINCIPAL FUND V GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE EUROPEAN PRINCIPAL FUND V, SCSP

BY:	OAKTREE EUROPEAN PRINCIPAL FUND V GP, S.À R.L
ITS: GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Nicolas Puissant
Name:	Nicolas Puissant
Title:	Manager

OAKTREE POWER OPPORTUNITIES FUND V, L.P.

BY:	OAKTREE POWER OPPORTUNITIES FUND V GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE POWER OPPORTUNITIES FUND V GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

43

OAKTREE POWER OPPORTUNITIES FUND V (PARALLEL), L.P.

BY:	OAKTREE POWER OPPORTUNITIES FUND V GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE POWER OPPORTUNITIES FUND V GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE POWER OPPORTUNITIES FUND VI, L.P.

BY: OAKTREE POWER OPPORTUNITIES FUND VI GP, L.P.
ITS: GENERAL PARTNER

BY: OAKTREE POWER OPPORTUNITIES FUND VI GP LTD.
ITS: GENERAL PARTNER

BY: OAKTREE CAPITAL MANAGEMENT, L.P.
ITS: DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE POWER OPPORTUNITIES FUND VI (PARALLEL 3), L.P.

BY: OAKTREE POWER OPPORTUNITIES FUND VI GP, L.P.
ITS: GENERAL PARTNER

BY: OAKTREE POWER OPPORTUNITIES FUND VI GP LTD.
ITS: GENERAL PARTNER

BY: OAKTREE CAPITAL MANAGEMENT, L.P.
ITS: DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

44

OAKTREE TRANSPORTATION INFRASTRUCTURE FUND, L.P.

BY:	OAKTREE TRANSPORTATION INFRASTRUCTURE FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE INFRASTRUCTURE FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

45

OAKTREE TRANSPORTATION INFRASTRUCTURE FUND (PARALLEL), L.P.

BY:	OAKTREE TRANSPORTATION INFRASTRUCTURE FUND GP, L.P.

ITS:	GENERAL PARTNER

BY:	OAKTREE INFRASTRUCTURE FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE TRANSPORTATION INFRASTRUCTURE FUND (PARALLEL 2), L.P.

BY:	OAKTREE TRANSPORTATION INFRASTRUCTURE FUND GP, L.P.

ITS:	GENERAL PARTNER

BY:	OAKTREE INFRASTRUCTURE FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

46

OAKTREE TRANSPORTATION INFRASTRUCTURE FUND (PARALLEL 3), L.P.

BY:	OAKTREE TRANSPORTATION INFRASTRUCTURE FUND GP, L.P.

ITS:	GENERAL PARTNER

BY:	OAKTREE INFRASTRUCTURE FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE TRANSPORTATION INFRASTRUCTURE CAPITAL PARTNERS, L.P.

BY: OAKTREE TRANSPORTATION INFRASTRUCTURE CAPITAL PARTNERS GP, L.P.
ITS: GENERAL PARTNER

BY: OAKTREE FUND GP IIA, LLC
ITS: GENERAL PARTNER

BY: OAKTREE FUND GP II, L.P.
ITS: MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

47

OAKTREE TRANSPORTATION INFRASTRUCTURE CAPITAL PARTNERS (PARALLEL), L.P.

BY:	OAKTREE TRANSPORTATION INFRASTRUCTURE CAPITAL PARTNERS GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE TRANSPORTATION INFRASTRUCTURE CAPITAL PARTNERS (PARALLEL 2), L.P.

BY:	OAKTREE TRANSPORTATION INFRASTRUCTURE CAPITAL PARTNERS GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

48

OAKTREE BALTIMORE INVESTMENT FUND, L.P.

BY: OAKTREE BALTIMORE INVESTMENT FUND GP, L.P.
ITS: GENERAL PARTNER

BY: OAKTREE FUND GP IIA, LLC
ITS: GENERAL PARTNER

BY: OAKTREE FUND GP II, L.P.
ITS: MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE TICP MANAGED CO-INVESTMENT FUND, L.P.

BY: OAKTREE TRANSPORTATION INFRASTRUCTURE CAPITAL PARTNERS GP, L.P.
ITS: GENERAL PARTNER

BY: OAKTREE FUND GP IIA, LLC
ITS: GENERAL PARTNER

BY: OAKTREE FUND GP II, L.P.
ITS: MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE PORTS AMERICA CAPITAL PARTNERS, L.P.

By: Oaktree Ports America Capital Partners GP, L.P.
Its: General Partner

By: Oaktree Fund GP, LLC
Its: General Partner

By: Oaktree Fund GP I, L.P.
Its: Managing Member

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

49

OAKTREE REAL ESTATE OPPORTUNITIES FUND VII, L.P.
OAKTREE REAL ESTATE OPPORTUNITIES FUND VII (PARALLEL), L.P.
OAKTREE REAL ESTATE OPPORTUNITIES FUND VII (PARALLEL 2), L.P.
OAKTREE REAL ESTATE OPPORTUNITIES FUND VII (PARALLEL 3), L.P.
OAKTREE REAL ESTATE OPPORTUNITIES FUND VII (PARALLEL 4), L.P.

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND VII GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND VII GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

50

OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII, L.P.
OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII (PARALLEL), L.P.
OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII (PARALLEL) 2, L.P.
OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII (PARALLEL) 3, L.P.
OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII (PARALLEL) 4, L.P.
OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII (PARALLEL) 5, L.P.
OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII (PARALLEL) 6, L.P.

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII (PARALLEL), S.C.SP

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND VIII GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager (gérant)

By:	/s/ Brian Price
Name:	Brian Price
Title:	Manager (gérant)

51

OAKTREE REAL ESTATE OPPORTUNITIES FUND IX, L.P.

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND IX GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE OPPORTUNITIES FUND IX GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XII, L.P.

BY:	OAKTREE OPPORTUNITIES FUND XII GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XII GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XII (PARALLEL), L.P.

BY: OAKTREE OPPORTUNITIES FUND XII GP, L.P.
ITS: GENERAL PARTNER

BY:	OAKTREE OPPORTUNITIES FUND XII GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

52

OAKTREE OPPORTUNITIES FUND XII (PARALLEL 2), SCSP

BY:	OAKTREE OPPORTUNITIES FUND XII GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager

OAKTREE OPPORTUNITIES FUND XII (PARALLEL 3), L.P.

BY:	OAKTREE OPPORTUNITIES FUND XII GP, L.P.
ITS:	GENERAL PARTNER

BY: OAKTREE OPPORTUNITIES FUND XII GP LTD.
ITS:	GENERAL PARTNER

BY: OAKTREE CAPITAL MANAGEMENT, L.P.
ITS: DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND XII (PARALLEL 4), SCSP

BY:	OAKTREE OPPORTUNITIES FUND XII GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager

By:	/s/ Flora Verrecchia
Name:	Flora Verrecchia
Title:	Manager

53

OAKTREE TRANSPORTATION INFRASTRUCTURE CAPITAL PARTNERS, L.P.
BY:	OAKTREE TRANSPORTATION INFRASTRUCTURE CAPITAL PARTNERS GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS: GENERAL PARTNER

BY: OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE TRANSPORTATION INFRASTRUCTURE CAPITAL PARTNERS (PARALLEL), L.P.

BY:	OAKTREE TRANSPORTATION INFRASTRUCTURE CAPITAL PARTNERS GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY: OAKTREE FUND GP II, L.P.
ITS: MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

54

OAKTREE TRANSPORTATION INFRASTRUCTURE CAPITAL PARTNERS (PARALLEL 2), L.P.

BY:	OAKTREE TRANSPORTATION INFRASTRUCTURE CAPITAL PARTNERS GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE BALTIMORE INVESTMENT FUND, L.P.

BY:	OAKTREE BALTIMORE INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY: OAKTREE FUND GP IIA, LLC
ITS: GENERAL PARTNER

BY: OAKTREE FUND GP II, L.P.
ITS: MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE TICP MANAGED CO-INVESTMENT FUND, L.P.

BY:	OAKTREE TRANSPORTATION INFRASTRUCTURE CAPITAL PARTNERS GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY: OAKTREE FUND GP II, L.P.
ITS: MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

55

OAKTREE PORTS AMERICA CAPITAL PARTNERS, L.P.

By:	Oaktree Ports America Capital Partners GP, L.P.
Its:	General Partner

By:	Oaktree Fund GP, LLC
Its:	General Partner

By: Oaktree Fund GP I, L.P.
Its: Managing Member

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE PINNACLE INVESTMENT FUND, L.P.

BY:	OAKTREE PINNACLE INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE PINNACLE INVESTMENT FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

56

OAKTREE REAL ESTATE DEBT FUND II, L.P.
OAKTREE REAL ESTATE DEBT FUND II (PARALLEL), L.P.

BY:	OAKTREE REAL ESTATE DEBT FUND II GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE DEBT FUND II GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE DEBT FUND III, L.P.

OAKTREE REAL ESTATE DEBT FUND III (PARALLEL), L.P.

BY:	OAKTREE REAL ESTATE DEBT FUND III GP, L.P
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE DEBT FUND III GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE DEBT FUND III (LUX), S.C.SP

BY:	OAKTREE REAL ESTATE DEBT FUND III GP, S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Martin Eckel
Name:	Martin Eckel
Title:	Manager (gérant)

By:	/s/ Brian Price
Name:	Brian Price
Title:	Manager (gérant)

57

OAKTREE REAL ESTATE DEBT FUND IV, L.P.

BY:	OAKTREE REAL ESTATE DEBT FUND IV GP, L.P
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE DEBT FUND IV GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

58

OAKTREE-TSE 16 REAL ESTATE DEBT, LLC

BY:	OAKTREE FUND GP IIA, LLC
ITS:	MANAGER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE (LUX.) FS S.C.SP. SICAV RAIF

BY:	OAKTREE (LUX.) FS GP S.À R.L.
ITS:	GENERAL PARTNER

By:	/s/ Hugo Froment
Name:	Hugo Froment
Title:	Manager

By:	/s/ Nicolas Puissant
Name:	Nicolas Puissant
Title:	Manager

OAKTREE PATRIOT INVESTMENT FUND, L.P.

BY:	OAKTREE PATRIOT INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE PATRIOT INVESTMENT FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

59

TIRRO FUND, L.P.

BY:	OAKTREE TIRRO FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE TIRRO FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE INCOME FUND, L.P.

BY:	OAKTREE REAL ESTATE INCOME FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE INCOME FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE INCOME FUND (PARALLEL), L.P.

BY:	OAKTREE REAL ESTATE INCOME FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE INCOME FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

60

OAKTREE REAL ESTATE INCOME FUND (PARALLEL II), L.P.

BY:	OAKTREE REAL ESTATE INCOME FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE INCOME FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE REAL ESTATE INCOME FUND (PARALLEL III), L.P.

BY:	OAKTREE REAL ESTATE INCOME FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE REAL ESTATE INCOME FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

61

OAKTREE EMERGING MARKETS EQUITY FUND, L.P.

BY:	OAKTREE EMERGING MARKETS EQUITY FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EMERGING MARKETS EQUITY FUND GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE VALUE EQUITY FUND, L.P.

BY:	OAKTREE VALUE EQUITY FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE VALUE EQUITY FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE PRIVATE INVESTMENT FUND IV, L.P.

BY:	OAKTREE PRIVATE INVESTMENT FUND IV GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP IIA, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP II, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

62

OAKTREE TT MULTI-STRATEGY FUND, L.P.

BY:	OAKTREE TT MULTI-STRATEGY FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian PRice
Title:	Authorized Signatory

OAKTREE GLOBAL CREDIT FUND, L.P.

BY:	OAKTREE GLOBAL CREDIT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE GLOBAL CREDIT FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE GC SUPER FUND, L.P.

BY:	OAKTREE GC SUPER FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

63

OAKTREE HUNTINGTON-GCF INVESTMENT FUND, L.P.

BY:	OAKTREE HUNTINGTON-GCF INVESTMENT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE HUNTINGTON-GCF INVESTMENT FUND GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP I, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE HUNTINGTON-GCF INVESTMENT FUND (DIRECT LENDING AIF), L.P.

BY:	OAKTREE HUNTINGTON-GCF INVESTMENT FUND (DIRECT LENDING AIF) GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE HUNTINGTON-GCF INVESTMENT FUND (DIRECT LENDING AIF) GP, LLC
ITS:	GENERAL PARTNER

BY:	OAKTREE FUND GP III, L.P.
ITS:	MANAGING MEMBER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

64

OAKTREE ABSOLUTE RETURN INCOME FUND, L.P.

BY:	OAKTREE ABSOLUTE RETURN INCOME FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE ABSOLUTE RETURN INCOME FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE GLOBAL CREDIT PLUS FUND, L.P.

BY:	OAKTREE GLOBAL CREDIT PLUS FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE GLOBAL CREDIT PLUS FUND GP I, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MAMAGEMENT, L.P.
ITS:	GENERAL PARTNER

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE BROADGATE MULTI-STRATEGY FUND, L.P.

BY:	OAKTREE BROADGATE MULTI-STRATEGY FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE BROADGATE MULTI-STRATEGY FUND GP LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

65

OAKTREE ROUTE 66 MULTI-STRATEGY FUND, L.P.

BY:	OAKTREE ROUTE 66 MULTI-STRATEGY FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE ROUTE 66 MULTI-STRATEGY FUND GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

66

OAKTREE EMERGING MARKET DEBT FUND, L.P.

BY:	OAKTREE EMERGING MARKET DEBT FUND GP, L.P.
ITS:	GENERAL PARTNER

BY:	OAKTREE EMERGING MARKET DEBT FUND GP, LTD.
ITS:	GENERAL PARTNER

BY:	OAKTREE CAPITAL MANAGEMENT, L.P.
ITS:	DIRECTOR

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

67

APPENDIX A

Existing Affiliated Funds

The Existing Affiliated Funds are categorized into nine different asset classes, with multiple investment strategies within each asset class (although the strategies do not represent formal legal entities). Each Existing Affiliated Fund is a separate and distinct legal entity and each relies on the exclusion from status as an investment company under the Act provided by Section 3(c)(1), 3(c)(5)(C) or 3(c)(7). Each of the Existing Affiliated Funds are advised by either OCM LP or OCM UK.

1. Corporate Debt: The corporate debt strategies invest primarily in the sub-investment grade debt of U.S. and non-U.S. companies, and focuses on various debt instruments including high yield bonds, leveraged loans, mezzanine and private debt. The corporate debt strategies include, among other entities that are currently in existence but that are not currently expected to participate in Co-Investment Transactions, the following Existing Affiliated Funds:

i.	Oaktree High Yield Bond Fund, L.P.

ii.	Oaktree High Yield Fund II, L.P.

iii.	Oaktree Expanded High Yield Fund, L.P.

iv.	Oaktree Global High Yield Bond Fund, L.P.

v.	Oaktree European High Yield Fund, L.P.

vi.	Oaktree Senior Loan Fund, L.P.

vii.	Oaktree Enhanced Income Fund III, L.P.

viii.	Oaktree Enhanced Income Fund III (Parallel), L.P.

ix.	Oaktree CLO 2014-1 Ltd.

x.	Oaktree CLO 2014-2 Ltd.

xi.	Oaktree CLO 2015-1 Ltd.

xii.	Oaktree Strategic Credit Fund A, L.P.

xiii.	Oaktree Strategic Credit Fund B, L.P.

xiv.	Ace Strategic Credit Holdings (Cayman), L.P.

xv.	Exelon Strategic Credit Holdings, LLC

xvi.	Oaktree-Minn Strategic Credit, LLC

xvii.	Oaktree-NGP Strategic Credit, LLC

xviii.	Oaktree-TBMR Strategic Credit Fund, LLC

xix.	Oaktree-TBMR Strategic Credit Fund C, LLC

xx.	Oaktree-TBMR Strategic Credit Fund F, LLC

xxi.	Oaktree-TBMR Strategic Credit Fund G, LLC

xxii.	Oaktree-TCDRS Strategic Credit, LLC

xxiii.	Oaktree-TSE 16 Strategic Credit, LLC

xxiv.	Oaktree Mezzanine Fund IV, L.P.

xxv.	Oaktree Mezzanine Fund V, L.P.

xxvi.	Oaktree Mezzanine Fund V (Parallel), SCSp

xxvii.	Oaktree SBIC Fund, L.P.

xxviii.	Oaktree Middle-Market Direct Lending Fund, L.P.

xxix.	Oaktree Middle-Market Direct Lending Unlevered Fund, L.P.

xxx.	Oaktree Middle-Market Direct Lending Fund (Parallel), L.P.

1

xxxi.	Oaktree Middle-Market Direct Lending Unlevered Fund (Parallel), L.P.

xxxii.	Oaktree Middle-Market Direct Lending Fund (Parallel 2), L.P.

xxxiii.	Oaktree European Capital Solutions Fund (Parallel), L.P.

xxxiv.	Oaktree European Capital Solutions Fund, L.P.

xxxv.	Oaktree European Capital Solutions Fund II, L.P.

xxxvi.	Oaktree European Capital Solutions Fund II, SCSp

xxxvii.	Oaktree European Capital Solutions Fund, SCSp-RAIF

xxxviii.	Oaktree European Capital Solutions Fund III, L.P.

xxxix.	Oaktree European Capital Solutions Fund III, SCSp

xl.	Oaktree Mercury Investment Fund, L.P.

xli.	Oaktree European Special Situations Fund, L.P.

xlii.	Oaktree Maritime and Transportation Fund, L.P.

xliii.	Oaktree Emerging Markets Debt Total Return Fund, L.P.

xliv.	Oaktree Boulder Investment Fund, L.P.

xlv.	Oaktree Epsilon Investment Fund, L.P.

xlvi.	Oaktree Strategic Income, LLC

xlvii.	Oaktree CLO 2018-1 Ltd.

xlviii.	Oaktree CLO 2019-1 Ltd.

xlix.	Oaktree CLO 2019-2 Ltd.

l.	Oaktree CLO 2019-3 Ltd.

li.	Oaktree CLO 2019-4 Ltd.

lii.	Oaktree CLO 2020-1 Ltd.

liii.	Oaktree Gilead Investment Fund, L.P.

liv.	INPRS Emerging Markets Total Return Holdings, LLC

lv.	Oaktree Gilead Investment Fund AIF (Delaware), L.P.

lvi.	Oaktree Direct Lending Fund, L.P.

lvii.	Oaktree Direct Lending Fund Unlevered, L.P.

lviii.	Oaktree Direct Lending Fund (Parallel), L.P.

lix.	Oaktree Direct Lending Fund Unlevered (Parallel), L.P.

lx.	Oaktree Debt Acquisition Fund (Parallel 2), L.P.

lxi.	Oaktree Direct Lending Fund, SCSp

lxii.	Oaktree CLO 2021-1, Ltd.

lxiii.	Oaktree CLO 2021-2, Ltd.

lxiv.	Oaktree CLO 2022-1, Ltd.

lxv.	Oaktree CLO 2022-2, Ltd.

lxvi.	Oaktree CLO 2022-3, Ltd.

lxvii.	Oaktree CLO 2023-1, Ltd.

lxviii.	Oaktree CLO 2023-2, Ltd.

lxix.	Oaktree CLO Equity Fund I, L.P.

2

lxx.	INPRS Strategic Credit Holdings, LLC

lxxi.	Oaktree AZ Strategic Lending Fund, L.P.

lxxii.	Oaktree Jalapeno Investment Fund, L.P.

lxxiii.	Oaktree PRE Life Sciences Fund, L.P.

lxxiv.	Oaktree PRE Life Sciences AIF, L.P.

lxxv.	Oaktree Life Sciences Lending Fund, L.P.

lxxvi.	Oaktree Life Sciences Lending Fund (Parallel), L.P.

lxxvii.	Oaktree Life Sciences Lending Fund (Parallel 2), L.P.

lxxviii.	Oaktree Life Sciences Lending Fund, SCSp

lxxix.	Oaktree Life Sciences Lending Fund (Parallel), SCSp

2. Global Opportunities: The global opportunities strategies (f/k/a distressed debt) invest in debt or other obligations of distressed companies and other “stressed” companies. The distressed debt strategies include, among other entities that are currently in existence but that are not currently expected to participate in Co-Investment Transactions, the following Existing Affiliated Funds:

i.	Oaktree Opportunities Fund X, L.P.

ii.	Oaktree Opportunities Fund X (Parallel), L.P.

iii.	Oaktree Opportunities Fund X (Parallel 2), L.P.

iv.	Oaktree Opportunities Fund Xb, L.P.

v.	Oaktree Opportunities Fund Xb (Parallel), L.P.

vi.	Oaktree Opportunities Fund Xb (Parallel 2), L.P.

vii.	Oaktree Opportunities Fund XI, L.P.

viii.	Oaktree Opportunities Fund XI (Parallel), L.P.

ix.	Oaktree Opportunities Fund XI (Parallel 2), SCSp

x.	Oaktree Opportunities Fund XI (Parallel 3), L.P.

xi.	Oaktree Latigo Investment Fund, L.P.

xii.	Oaktree Huntington Investment Fund II, L.P.

xiii.	Oaktree Cascade Investment Fund I, L.P.

xiv.	Oaktree Cascade Investment Fund II, L.P.

xv.	Oaktree Cascade Investment Fund III, L.P.

xvi.	Oaktree Value Opportunities Fund, L.P.

xvii.	Oaktree Phoenix Investment Fund, L.P.

xviii.	Oaktree Glacier Investment Fund, L.P.

xix.	Oaktree TX Emerging Market Opportunities Fund, L.P.

xx.	Oaktree Emerging Market Opportunities Fund, L.P.

xxi.	Oaktree Glacier Investment Fund II, L.P.

xxii.	Oaktree Moraine Co-Investment Fund, L.P.

xxiii.	Oaktree Emerging Markets Opportunities Fund II, L.P.

xxiv.	Oaktree FF Emerging Markets Opportunities Fund, L.P.

xxv.	Oaktree Oasis Investment Fund, L.P.

xxvi.	Oaktree Opportunities Fund XII, L.P.

3

xxvii.	Oaktree Opportunities Fund XII (Parallel), L.P.

xxviii.	Oaktree Opportunities Fund XII (Parallel 2), SCSp

xxix.	Oaktree Opportunities Fund XII (Parallel 3), L.P.

xxx.	Oaktree Opportunities Fund XII (Parallel 4), SCSp

3. Control Investing: The control investing strategies combine traditional private equity with distress-for-control investing and invest at any level of the capital structure, focusing on different regions and market sectors. The control investing strategies include, among other entities that are currently in existence but that are not currently expected to participate in Co-Investment Transactions, the following Existing Affiliated Funds:

i.	Oaktree Special Situations Fund, L.P.

ii.	OCM Avalon Co-Investment Fund, L.P.

iii.	Oaktree Special Situations Fund II, L.P.

iv.	Oaktree Avalon Co-Investment Fund II, L.P.

v.	Oaktree Star Investment Fund II, L.P.

vi.	Oaktree European Principal Fund IV, L.P.

vii.	Oaktree European Principal Fund IV, S.C.S.

viii.	Oaktree European Principal Fund V, L.P.

ix.	Oaktree European Principal Fund V, SCSp

x.	Oaktree Mercury Investment Fund, L.P.

xi.	Oaktree Power Opportunities Fund IV, L.P.

xii.	Oaktree Power Opportunities Fund IV (Parallel), L.P.

xiii.	Oaktree Power Opportunities Fund V, L.P.

xiv.	Oaktree Power Opportunities Fund V (Parallel), L.P.

xv.	Oaktree Power Opportunities Fund VI, L.P.

xvi.	Oaktree Power Opportunities Fund VI (Parallel), L.P.

xvii.	Oaktree Transportation Infrastructure Fund, L.P.

xviii.	Oaktree Transportation Infrastructure Fund (Parallel), L.P.

xix.	Oaktree Transportation Infrastructure Fund (Parallel 2), L.P.

xx.	Oaktree Transportation Infrastructure Fund (Parallel 3), L.P.

xxi.	Oaktree Transportation Infrastructure Capital Partners, L.P.

xxii.	Oaktree Transportation Infrastructure Capital Partners (Parallel), L.P.

xxiii.	Oaktree Transportation Infrastructure Capital Partners (Parallel 2), L.P.

xxiv.	Oaktree Baltimore Investment Fund, L.P.

xxv.	Oaktree TICP Managed Co-Investment Fund, L.P.

xxvi.	Oaktree Ports America Capital Partners, L.P.

xxvii.	Oaktree Special Situations Fund III, L.P.

xxviii.	Oaktree Special Situations Fund III (Parallel 2), SCSp

4

4. Real Estate: The real estate strategies target a diverse range of opportunities across all areas of real estate, with an emphasis on debt or equity investments in commercial real estate, corporate real estate, structured finance, commercial NPLs, residential real estate and non-U.S. real estate. The real estate strategies include, among other entities that are currently in existence but that are not currently expected to participate in Co-Investment Transactions, the following Existing Affiliated Funds:

i.	Oaktree Real Estate Opportunities Fund VII, L.P.

ii.	Oaktree Real Estate Opportunities Fund VII (Parallel), L.P.

iii.	Oaktree Real Estate Opportunities Fund VII (Parallel 2), L.P.

iv.	Oaktree Real Estate Opportunities Fund VII (Parallel 3), L.P.

v.	Oaktree Real Estate Opportunities Fund VII (Parallel 4), L.P.

vi.	Oaktree Real Estate Opportunities Fund VIII, L.P.

vii.	Oaktree Real Estate Opportunities Fund VIII (Parallel), L.P.

viii.	Oaktree Real Estate Opportunities Fund VIII (Parallel), S.C.Sp

ix.	Oaktree Real Estate Opportunities Fund VIII (Parallel) 2, L.P.

x.	Oaktree Real Estate Opportunities Fund VIII (Parallel) 3, L.P.

xi.	Oaktree Real Estate Opportunities Fund VIII (Parallel) 4, L.P.

xii.	Oaktree Real Estate Opportunities Fund VIII (Parallel) 5, L.P.

xiii.	Oaktree Real Estate Opportunities Fund VIII (Parallel) 6, L.P.

xiv.	Oaktree Real Estate Opportunities Fund IX, L.P.

xv.	Oaktree Pinnacle Investment Fund, L.P.

xvi.	Oaktree Real Estate Debt Fund II, L.P.

xvii.	Oaktree Real Estate Debt Fund II (Parallel), L.P.

xviii.	Oaktree Real Estate Debt Fund III, L.P.

xix.	Oaktree Real Estate Debt Fund III (Lux), S.C.Sp

xx.	Oaktree Real Estate Debt Fund III (Parallel), L.P.

xxi.	Oaktree Real Estate Debt Fund IV, L.P.

xxii.	Oaktree-TSE 16 Real Estate Debt, LLC

xxiii.	Oaktree (Lux.) FS S.C.SP. SICAV RAIF

xxiv.	Oaktree Patriot Investment Fund, L.P.

xxv.	Tirro Fund, L.P.,

xxvi.	Investin Pro RED Holdings, LLC

xxvii.	Investin Pro RED Holdings S.à.r.l.

xxviii.	Oaktree Real Estate Income Fund, L.P.

xxix.	Oaktree Real Estate Income Fund (Parallel), L.P.

xxx.	Oaktree Real Estate Income Fund (Parallel II), L.P.

xxxi.	Oaktree Real Estate Income Fund (Parallel III), L.P.

5. Listed Equities: The listed equities strategies seek to invest in undervalued stocks worldwide. The listed equities strategies include, among other entities that are currently in existence but that are not currently expected to participate in Co-Investment Transactions, the following Existing Affiliated Funds:

i.	Oaktree Emerging Markets Equity Fund, L.P.

ii.	Oaktree Value Equity Fund, L.P.

5

6. Multi-Strategy Solutions: The multi-strategy solutions strategy invests flexibly across various fixed income securities (high yield bonds, convertibles, senior and private loans) and geographies (North America, Europe and Emerging Markets). The multi- strategy solutions strategy includes, among other entities that are currently in existence but that are not currently expected to participate in Co-Investment Transactions, the following Existing Affiliated Funds:

i.	Oaktree Private Investment Fund IV, L.P.

ii.	Oaktree-Forrest Multi-Strategy, LLC

iii.	Oaktree TT Multi-Strategy Fund, L.P.

iv.	Oaktree Global Credit Fund, L.P.

v.	Oaktree Absolute Return Income Fund, L.P.

vi.	Oaktree GC Super Fund, L.P.

vii.	Oaktree Huntington-GCF Investment Fund, L.P.

viii.	Oaktree Huntington-GCF Investment Fund (Direct Lending AIF), L.P.

ix.	Oaktree Global Credit Plus Fund, L.P.

x.	Oaktree Broadgate Multi-Strategy Fund, L.P.

xi.	Oaktree Route 66 Multi-Strategy Fund, L.P.

7. Structured Credit: The structured credit strategy invests in structured credit instruments, including collateralized loan obligations, commercial mortgaged-backed securities and other asset-backed securitizations. The structured credit strategy includes, among other entities that are currently in existence but that are not currently expected to participate in Co-Investment Transactions, the following Existing Affiliated Funds:

i.	Oaktree Alpha Credit Fund, L.P.

8. Proprietary Accounts: The Oaktree Proprietary Accounts hold various financial assets in a principal capacity and include, among other entities that are not currently in existence but will be expected to participate in Co-Investment Transactions, the following Existing Affiliated Funds:

i.	Oaktree Loan Acquisition Fund, L.P.

ii.	Oaktree Emerging Market Debt Fund, L.P.

In addition, each of the Existing Affiliated Funds is a Delaware limited partnership or Delaware limited liability company, except as follows:

•	Oaktree High Yield Bond Fund, L.P., which is a California limited partnership;

•

Oaktree CLO 2014-1 Ltd., Oaktree CLO 2014-2 Ltd., Oaktree CLO 2015-1 Ltd., Oaktree CLO 2018-1 Ltd., Oaktree CLO 2019-1 Ltd., Oaktree CLO 2019-2 Ltd., Oaktree CLO 2019-3 Ltd., Oaktree CLO 2019-4 Ltd., Oaktree CLO 2020-1 Ltd., Oaktree CLO 2021-1, Ltd., Oaktree CLO 2021-2, Ltd., Oaktree CLO 2022-1, Ltd., Oaktree CLO 2022-2, Ltd., Oaktree CLO 2022-3, Ltd., Oaktree CLO 2023-2, Ltd., each of which is a Cayman limited company;

•	Oaktree CLO 2023-1, Ltd., which is a Jersey private limited company;

•

Oaktree Alpha Credit Fund, L.P., Oaktree CLO Equity Fund I, L.P., Oaktree Life Sciences Lending Fund, L.P., Oaktree Life Sciences Lending Fund (Parallel), L.P., Oaktree Life Sciences Lending Fund (Parallel 2), L.P., Oaktree Middle-Market Direct Lending Fund (Parallel), L.P., Oaktree Middle-Market Direct Lending Unlevered Fund (Parallel), L.P., Oaktree Opportunities Fund X, L.P., Oaktree Opportunities Fund X (Parallel), L.P., Oaktree Opportunities Fund Xb, L.P., Oaktree Opportunities Fund Xb (Parallel), L.P., Oaktree Opportunities Fund XI, L.P., Oaktree Opportunities Fund XI (Parallel), L.P., Oaktree Opportunities Fund XI (Parallel 3), L.P., Oaktree Emerging Markets Debt Total Return Fund, L.P., Oaktree Epsilon Investment Fund, L.P., Oaktree Glacier Investment Fund, L.P., Oaktree TX Emerging Market Opportunities Fund, L.P., Oaktree Emerging Market Opportunities Fund, L.P., Oaktree Glacier Investment Fund II, L.P., Oaktree Moraine Co-Investment Fund, L.P., Oaktree Emerging Markets Opportunities Fund II, L.P., Oaktree FF Emerging Markets Opportunities Fund, L.P., Oaktree Oasis Investment Fund, L.P., Oaktree Emerging Markets Equity Fund, L.P., Oaktree European Principal Fund IV, L.P., Oaktree European Principal Fund V, L.P., Oaktree European Capital Solutions Fund, L.P., Oaktree European Capital Solutions Fund II, L.P., Oaktree European Capital Solutions Fund III, L.P., Oaktree Mercury Investment Fund, L.P., Oaktree European Special Situations Fund, L.P., Oaktree Global Credit Fund, L.P., Oaktree Power Opportunities Fund V, L.P., Oaktree Power Opportunities Fund VI, L.P., Oaktree Power Opportunities Fund VI (Parallel), L.P., Oaktree Transportation Infrastructure Fund, L.P., Oaktree Transportation

6

Infrastructure Fund (Parallel), L.P., Oaktree Transportation Infrastructure Fund (Parallel 2), L.P., Oaktree Transportation Infrastructure Fund (Parallel 3), L.P., Oaktree Real Estate Debt Fund II, L.P., Oaktree Real Estate Debt Fund III, L.P., Oaktree Real Estate Debt Fund III (Parallel), L.P., Oaktree Real Estate Debt Fund IV, L.P., Oaktree Patriot Investment Fund, L.P., Tirro Fund, L.P., Oaktree Real Estate Income Fund, L.P., Oaktree Real Estate Income Fund (Parallel II), L.P., Oaktree Real Estate Income Fund (Parallel III), L.P., Oaktree Pinnacle Investment Fund, L.P., Oaktree Real Estate Opportunities Fund VII, L.P., Oaktree Real Estate Opportunities Fund VII (Parallel 3), L.P., Oaktree Real Estate Opportunities Fund VIII, L.P., Oaktree Real Estate Opportunities Fund VIII (Parallel) 2, L.P., Oaktree Real Estate Opportunities Fund VIII (Parallel) 3, L.P., Oaktree Real Estate Opportunities Fund VIII (Parallel) 4, L.P., Oaktree Real Estate Opportunities Fund VIII (Parallel) 5, L.P., Oaktree Real Estate Opportunities Fund IX, L.P., Oaktree Special Situations Fund, L.P., OCM Avalon Co-Investment Fund, L.P., Oaktree Special Situations Fund II, L.P., Oaktree Avalon Co-Investment Fund II, L.P., Oaktree Star Investment Fund II, L.P., Oaktree Special Situations Fund III, L.P., Oaktree Value Equity Fund, L.P., Oaktree Value Opportunities Fund, L.P., Oaktree Strategic Credit Fund A, L.P., Oaktree Strategic Credit Fund B, L.P., Ace Strategic Credit Holdings (Cayman), L.P., Oaktree Absolute Return Income Fund, L.P., Oaktree Emerging Market Debt Fund, L.P., Oaktree Direct Lending Fund, L.P., Oaktree Direct Lending Fund Unlevered, L.P., Oaktree Direct Lending Fund (Parallel), L.P., Oaktree Direct Lending Fund Unlevered (Parallel), L.P., and Oaktree Debt Acquisition Fund (Parallel 2), L.P., Oaktree Opportunities Fund XII, L.P., Oaktree Opportunities Fund XII (Parallel), L.P., Oaktree Opportunities Fund XII (Parallel 3), L.P., Oaktree Global Credit Plus Fund, L.P., Oaktree Broadgate Multi-Strategy Fund, L.P., each of which is a Cayman exempted limited partnership;

•	Oaktree European Principal Fund IV, S.C.S., which is a Luxembourg limited partnership;

•

Oaktree Life Sciences Lending Fund, SCSp, Oaktree Life Sciences Lending Fund (Parallel), SCSp, Oaktree European Capital Solutions Fund II, SCSp, Oaktree European Capital Solutions Fund III, SCSp, Oaktree European Principal Fund V, SCSp, Oaktree Real Estate Opportunities Fund VIII (Parallel), S.C.Sp, Oaktree Real Estate Debt Fund III (Lux), S.C.Sp, Oaktree Mezzanine Fund V (Parallel), SCSp, Oaktree Opportunities Fund XI (Parallel 2), SCSp, and Oaktree Direct Lending Fund, SCSp, Oaktree Opportunities Fund XII (Parallel 3), SCSp, Oaktree Opportunities Fund XII (Parallel 4), SCSp, Oaktree Special Situations Fund III (Parallel 2), SCSp, each of which is a Luxembourg special limited partnership;

•	Oaktree (Lux.) FS S.C.SP. SICAV RAIF, which is an investment company with variable capital incorporated under the laws of Luxembourg as a reserved alternative investment fund;

•	Oaktree European Capital Solutions Fund, SCSp-RAIF, which is a Luxembourg special limited partnership established as a reserved alternative investment fund; and

•	Investin Pro RED Holdings S.à.r.l., which is a private limited liability company incorporated under the laws of Luxembourg.

7

APPENDIX B

Resolution of the Board of Trustees of

Oaktree Strategic Credit Fund (“OSCF”)

Approval of Authority to Apply to the SEC to Seek Amended Exemptive Relief Under Sections 57(a)(4) and 57(i) and Rule 17d-1

WHEREAS: The Board of Trustees of OSCF deems it advisable and in the best interest of OSCF to file with the Securities and Exchange Commission (the “Commission”) an application to amend OSCF’s current Order of Exemption pursuant to Sections 17(d), 57(c) and 57(i) of the Investment Company Act, as amended (the “Act”), and Rule 17d-1 promulgated thereunder (the “Application”), to permanently authorize participation in a follow-on investment opportunity in an issuer with affiliates that have no existing investment in the issuer, in accordance with the requirements provided by the Commission in Investment Company Act of 1940 Release No. 33837 (dated April 8, 2020); now therefore be it

RESOLVED: That the officers of OSCF be, and each of them hereby is, authorized and directed on behalf of OSCF and in its name to prepare, execute, and cause to be filed with the Commission the Application, and any further amendments thereto; and further

RESOLVED: That the officers of OSCF be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution.

1

APPENDIX C

Resolution of the Board of Directors of

Oaktree Specialty Lending Corporation (“OCSL”)

Approval of Authority to Apply to the SEC to Seek Amended Exemptive Relief Under Sections 57(a)(4) and 57(i) and Rule 17d-1

WHEREAS: The Board of Directors of OCSL deems it advisable and in the best interest of OCSL to file with the Securities and Exchange Commission (the “Commission”) an application to amend OCSL’s current Order of Exemption pursuant to Sections 17(d), 57(c) and 57(i) of the Investment Company Act, as amended (the “Act”), and Rule 17d-1 promulgated thereunder (the “Application”), to permanently authorize participation in a follow-on investment opportunity in an issuer with affiliates that have no existing investment in the issuer, in accordance with the requirements provided by the Commission in Investment Company Act of 1940 Release No. 33837 (dated April 8, 2020); now therefore be it

RESOLVED: That the officers of OCSL be, and each of them hereby is, authorized and directed on behalf of OSCL and in its name to prepare, execute, and cause to be filed with the Commission the Application, and any further amendments thereto; and further

RESOLVED: That the officers of OCSL be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution.

1

APPENDIX D

Resolution of the Board of Directors of

Oaktree Gardens OLP, LLC (“OLPG”)

Approval of Authority to Apply to the SEC to Seek Amended Exemptive Relief Under Sections 57(a)(4) and 57(i) and Rule 17d-1

WHEREAS: The Board of Directors of OLPG deems it advisable and in the best interest of OLPG to file with the Securities and Exchange Commission (the “Commission”) an application to amend OLPG’s current Order of Exemption pursuant to Sections 17(d), 57(c) and 57(i) of the Investment Company Act, as amended (the “Act”), and Rule 17d-1 promulgated thereunder (the “Application”), to permanently authorize participation in a follow-on investment opportunity in an issuer with affiliates that have no existing investment in the issuer, in accordance with the requirements provided by the Commission in Investment Company Act of 1940 Release No. 33837 (dated April 8, 2020); now therefore be it

RESOLVED: That the officers of OLPG be, and each of them hereby is, authorized and directed on behalf of OLPG and in its name to prepare, execute, and cause to be filed with the Commission the Application, and any further amendments thereto; and further

RESOLVED: That the officers of OLPG be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution.

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